Exhibit 2.1

ASSET PURCHASE AGREEMENT
Among
Dean’s Natural Food Market of Shrewsbury, Inc., a New Jersey corporation, Green’s Natural Foods, Inc., a Delaware corporation, Dean’s Natural Food Market of Chester, LLC, a New Jersey limited liability company, Dean’s Natural Food Market of Basking Ridge, LLC, a New Jersey limited liability company, and Dean’s Natural Food Market, Inc., a New Jersey corporation (“Sellers”),
Jimmy C. Mathews
Starmak Consulting, LLC,
Red Oak Equity Partners, LLC,
Hudson Equity Partners, LLC,
(“Shareholders”),
Healthy Choice Markets IV, LLC
(“Buyer”)
And
Shine Paul, as Seller Representative
Dated October 12, 2022

TABLE OF CONTENTS
Page
ARTICLE 1 PURCHASE AND SALE OF ASSETS
Section 1.1 Purchased Assets to be Purchased and Sold
Section 1.2 Closing Date
Section 1.3 Purchase Price
Section 1.4 Payment of Purchase Price
Section 1.5 Earnout
Section 1.6 No Assumed Liabilities
Section 1.7 Assumption of Obligations
Section 1.8 Withholding Tax
Section 1.9 Third Party Consents
Section 1.10 Post-Closing Services and Adjustments
Section 1.11 Gift Card/Loyalty Rewards
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SHAREHOLDERS
Section 2.1 Organization and Qualification of Sellers
Section 2.2 Authority of Seller
Section 2.3 Authority of Shareholders
Section 2.4 Absence of Conflicts and Consent Requirements
Section 2.5 Financial Statements
Section 2.6 Absence of Certain Changes
Section 2.7 Title to Purchased Assets
Section 2.8 Condition of Tangible Property
Section 2.9 PPP Loans
Section 2.10 No Litigation
Section 2.11 Compliance with Law; Permits
Section 2.12 Taxes
Section 2.13 Employee Benefit Plans
Section 2.14 Employee Relations
Section 2.15 Insurance
Section 2.16 Books and Records; Material Contracts
Section 2.17 Environmental
Section 2.18 Conduct Prior to Closing
Section 2.19 Suppliers and Customers
Section 2.20 Intellectual Property
Section 2.21 Inventory
Section 2.22 Accounts Receivable
Section 2.23 Brokers
Section 2.24 No Material Misstatements or Omissions
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER
Section 3.1 Corporate Organization and Authority
Section 3.2 Absence of Conflicts and Consent Requirements
Section 3.3 No Material Misstatements or Omissions
Section 3.4 Brokers
Section 3.5 Sufficiency of Funds
Section 3.6 Independent Investigation
ARTICLE 4 EMPLOYEE MATTERS
Section 4.1 Employee Matters
ARTICLE 5 OTHER COVENANTS AND AGREEMENTS
Section 5.1 Press Releases and Announcements
Section 5.2 Maintenance of Records
Section 5.3 Further Assurances
Section 5.4 Fees and Expenses; Prorations
Section 5.5 Trade Secrets; Confidential Information
Section 5.6 Exclusivity
Section 5.7 Mail
Section 5.8 Access
Section 5.9 Restrictive Covenants
Section 5.10 Tax Matters
Section 5.11 Name Change
Section 5.12 Right of First Refusal
ARTICLE 6 CONDITIONS TO CLOSING; TERMINATION
Section 6.1 Conditions to Buyer’s Obligations
Section 6.2 Conditions to Sellers’ Obligations
Section 6.3 Termination
ARTICLE 7 INDEMNIFICATION AND ENFORCEMENT
Section 7.1 Indemnification by Seller and Shareholders
Section 7.2 Indemnification by Buyer
Section 7.3 Indemnity Claims
Section 7.4 Survival
Section 7.5 Continued Liability for Indemnity Claims
Section 7.6 Default by Buyer
Section 7.7 Default by Seller
ARTICLE 8 SELLER REPRESENTATIVE
Section 8.1 Seller Representative
ARTICLE 9 MISCELLANEOUS
Section 9.1 Merger Clause
Section 9.2 Amendments
Section 9.3 Assigns
Section 9.4 Notices
Section 9.5 Headings
Section 9.6 Governing Law
Section 9.7 Schedules and Exhibits
Section 9.8 Severability
Section 9.9 Time of Essence
Section 9.10 Counterparts
Section 9.11 Interpretation

LIST OF EXHIBITS

Annex I Defined Terms
Exhibit A Form of Buyer’s Note, Security Agreement and Guaranty
Exhibit B Form of Bill of Sale
Exhibit C Assignment and Assumption Agreement
Exhibit D Form of Assignment of Intellectual Property
Exhibit E Form of Press Release

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of October, 2022, by and among (i) Healthy Choice Markets IV, LLC, a Florida limited liability company (“Buyer”), (ii) Dean’s Natural Food Market of Shrewsbury, Inc., a New Jersey corporation, Green’s Natural Foods, Inc., a Delaware corporation, Dean’s Natural Food Market of Chester, LLC, a New Jersey limited liability company, Dean’s Natural Food Market of Basking Ridge, LLC, a New Jersey limited liability company, and Dean’s Natural Food Market, Inc., a New Jersey corporation (each, a “Seller”; collectively, the “Sellers”), (iii) Jimmy C. Mathews, an individual resident of Texas (“Mathews”), Starmak Consulting, LLC, a Texas limited liability company (“Starmak”), Red Oak Equity Partners, LLC, a Texas limited liability company (“Red Oak”), Hudson Equity Partners, LLC, a Texas limited liability company (“Hudson” and together with Mathews, Starmak, and Red Oak, each, a “Shareholder”, collectively, the “Shareholders”), and (iv) Shine Paul, as the Seller Representative (“Seller Representative”).  Capitalized terms used but not defined herein shall have the meaning given such terms in Annex I attached hereto.

BACKGROUND:

A. Sellers own and operate grocery and specialty food stores located at 1119 State Hwy 35, Oakhurst, NJ 07755 (the “Dean’s Oakhurst Store”), 25 Mountainview Boulevard, Unit 106, Basking Ridge, NJ 07920 (the “ Dean’s Basking Ridge Store”), The Streets of Chester, 270 Route 206, Chester, NJ 07930 (the “Dean’s Chester Store”), 97 North State Road, Briarcliff Manor, NY 10510 (the “Green’s Briarcliff Store”), 57 Route 6, Baldwin Place, NY 10505 (Space 5, 6, 7) (the “Green’s Baldwin Place Store”), Village of Briarcliff Manor, NY, 780 White Plains Road, Eastchester, NY 10709 (the “Green’s Eastchester Store”), 666 Lexington Avenue, Mt. Kisco, NY 10549 (the “Green’s Mt. Kisco Store”), and 490 Broad Street, Shrewsbury Square Shopping Center, Shrewsbury, NJ 07702 (the “Dean’s Shrewsbury Store” and collectively with the Dean’s Oakhurst Store, the Dean’s Basking Ridge Store, the Dean’s Chester Store, the Green’s Briarcliff Store, the Green’s Baldwin Place Store, the Green’s Eastchester Store, and the Green’s Mt. Kisco Store, the “Stores”).

B. Buyer desires to purchase from Sellers and Sellers desire to sell and assign to Buyer the Purchased Assets, in accordance with the terms hereof.

C. The Shareholders collectively own one hundred percent (100%) of the issued and outstanding shares of stock in Sellers and will derive substantial benefit from the transaction described in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchased Assets to be Purchased and Sold
.
(a) Description of Purchased Assets.  At the Closing (hereinafter defined), Sellers shall sell and convey (with respect to owned assets) and assign (with respect to leased assets) to Buyer, and Buyer shall purchase and acquire from Sellers, the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances.  For purposes of this Agreement, the “Purchased Assets” shall mean all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with the operation of the Stores, including, without limitation, the following:

(i)
Equipment.  All furniture, furnishings, fixtures, walk-in boxes, leasehold improvements, equipment, parts, machinery, and related facilities and all other tangible personal property related to the operation of the Stores (the “Equipment”), and any additions or accessions thereto or substitutions thereto or substitutions therefor or proceeds thereof, subject to the restrictions and limitations of this Agreement;

(ii)	Contracts. All of Sellers’ rights under the contracts and agreements described on Schedule 1.1(a)(ii) (the “Contracts”);
(iii)	Third Party Leases. All of Sellers’ rights as lessee or lessor pursuant to those real property or personal property leases described on Schedule 1.1(a)(iii) (the “Third Party Leases”);
(iv)
Marks and Names.  The exclusive rights to all telephone numbers, trademarks, service marks, including all federal or state registrations or applications for registration of such trademarks or service marks, trade dress, and trade names now or formerly used by Sellers in the operation of the Stores (severally and collectively, the “Marks and Names”), including without limitation those listed on Schedule 1.1(a)(iv);

(v)
Records.  All of Sellers’ forecasts, financial information, vendor and customer lists, supplier lists, employee training and personnel manuals and files, computer records, data related to point-of-sale scanning which includes historical purchase and sales data that is data warehoused, plans, specifications, construction documents, real estate files, environmental studies and reports, inspection reports, surveys, UST registrations and reports, government compliance files, correspondence, and all other records and related files and data, all to the extent applicable to the operation of the Stores (the “Records”);

(vi)
Permits.  All of Sellers’ federal, state and local governmental or quasi-governmental permits, licenses, certificates and approvals required for the conduct of its business (or held with respect to the assets and operations of any Store), as described in Schedule 1.1(a)(vi) (the “Permits”), to the extent assignment thereof to Buyer is permitted by applicable law;

(vii)	Purchase Orders. All of Sellers’ purchase orders;
(viii)	Inventory. All saleable inventories and other personal property held for sale at the Stores (the “Inventory”), and ascribed value pursuant to Section 1.3(b);
(ix)	Supplies. All supplies held for use or consumption in the Stores (“Supplies”);
(x)	Rebates. All rebates of Sellers relating to Inventory purchased by Buyer at the Closing (“Rebates”);
(xi)	Vehicles. All trucks and other vehicles of Sellers used in the operation of the Stores, and as described in Schedule 1.1(a)(xi);
(xii)	Accounts/Credit Card Receivables. All of Sellers’ accounts receivable and credit card receivables;
(xiii)	Intellectual Property. All worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the Intellectual Property;
(xiv)
Other Intangible Purchased Assets.  All of the computer software, accounting systems, credit card systems, credit card invoice printers, and electronic point of sale devices, money order machines and money order stock, identification signs and sign holders, all training and marketing materials, advertisements and advertising materials and rights, all warranties and guarantees (including without limitation warranties and guarantees for Improvements and Equipment) and utility deposits, and all goodwill and other intangible assets associated with the ownership and operation of Sellers’ business (collectively, “Other Intangible Purchased Assets”);

(xv)
Leased Property.  The real property described on Schedule 1.1(a)(xiv) in which Sellers have a leasehold interest pursuant to the applicable Third Party Leases (hereinafter defined), together with Sellers’ interest in the rights, easements and appurtenances pertaining thereto, including without limitation, Sellers’ interest in any right-of-way or easement over any adjoining property and any right, title and interest of Sellers in and to adjacent streets, alleys or rights-of-way (the “Leased Property”); and

(xvi)	Other Purchased Assets. All other assets and rights of Sellers that are not Excluded Assets.
(b) Excluded Assets.  The assets to be purchased and sold hereunder, and the term “Purchased Assets” as used herein, shall not include the following assets of Sellers existing on the Closing Date (the “Excluded Assets”):

(i)	Any government permit, license or similar right that is not legally transferable to Buyer;
(ii)	All claims and rights of Sellers to federal, state and local income tax refunds, credits and benefits, including claims to any Employee Retention Credit for calendar years 2020 and 2021;
(iii)	All insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;
(iv)
the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records, other than personnel files of employees of Sellers being hired by Buyer, and any other books and records which Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(v)
Security Deposits.  All amounts deposited as refundable security deposits with the Sellers’ landlords at the Stores attributable to Third Party Leases, which, if not returned to Sellers by Sellers’ landlords but rather assumed by Buyer pursuant to a third party consent or assignment agreement of the Third Party Leases, shall be paid by Buyer to Sellers; and

(vi)	All of Sellers’ cash and cash equivalents on its books as of the Closing.
Section 1.2 Closing Date.

Consummation of the sale provided for herein (the “Closing”) shall take place on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 6 (other than conditions with respect to actions the parties will take at Closing), and each of the Parties will use commercially reasonable best efforts to satisfy such conditions on or before October 14, 2022, or such other date as the Buyer and Seller Representative may mutually agree upon in writing (the “Closing Date”).  The Closing shall be held electronically by the parties without the need for a physical closing location.  At the Closing, Sellers shall convey the Purchased Assets to Buyer by appropriate instruments of transfer and Buyer shall pay the consideration provided in Sections 1.3 and 1.4.

The Closing shall be deemed effective as of 12:00:00 AM eastern time on the Closing Date (“Closing Time”).  All risk of loss with respect to the Purchased Assets shall be borne by Sellers until the Closing, at which time: (i) risk of loss with respect to the Purchased Assets shall be assumed by Buyer; (ii) Sellers shall deliver to Buyer exclusive possession of the Purchased Assets; and (iii) Buyer shall assume operating control of the Stores.  Except as otherwise set forth herein, Sellers may cancel all insurance coverage on the Purchased Assets conveyed to Buyer effective at 12:01 a.m., Eastern Time, on the day following the Closing Date.

Section 1.3 Purchase Price

(a) Amount.  The purchase price (the “Purchase Price”) to be paid to Sellers for the Purchased Assets shall be an amount equal to (i) $6,500,000, plus (ii) $1,500,000 for the Inventory (“Target Inventory Value”), subject to adjustment as set forth in Section 1.3(b).

(b) Determination of Inventory Purchase Price.  Buyer and Sellers shall engage a third-party inventory service firm (the “Inventory Team”).  The cost of such Inventory Team shall be paid half by Buyer and half by Sellers.  The Inventory Team shall determine the purchase price for the Inventory as follows:

(i)
Closing Inventory Estimate.  The Inventory Team shall conduct a physical inventory of each Store on the day within ten (10) calendar days of the Closing Date, or at such other time as the Buyer and Seller Representative shall mutually agree (the “Inventory Time”). Each Store will be closed for business beginning at the Inventory Time and during the time that the Inventory is taken.  The Inventory Team shall agree to and record the quantity of all saleable goods in inventory at each Store as of the Inventory Time.  Sellers and Buyer shall have the right to have their respective representatives observe the taking of the inventory provided that such observation rights do not delay the taking of inventory.  The valuation of the Inventory shall be equal to Sellers’ cost for such Inventory as reported in the Sellers’ inventory system as of close of business on the day immediately prior to Closing , and shall be further adjusted to the extent the Inventory Team determines that such Inventory is damaged, spoiled or otherwise non-saleable (the “Closing Inventory Estimate”).

(ii)
Inventory Adjustment.  Promptly following Closing, the Parties will determine (the “Final Inventory Calculation”) any change (the “Inventory Adjustment”) in the Closing Inventory Estimate as of the closing time of each of the Stores on the Business Day prior to the Closing Date (“Final Inventory Time”). The Final Inventory Calculation shall be determined based on the value of (A) all Inventory as of the Final Inventory Time appearing in the Sellers’ inventory management systems (with such amounts to be confirmed by comparing the sales in the Sellers’ point of sales system with the Closing Inventory Estimate), plus (B) any new Inventory that can be identified that does not appear in the Sellers’ inventory management systems, as further adjusted to the extent the Buyer determines that such Inventory is damaged, spoiled or otherwise non-saleable.

(c) Allocation of Purchase Price.  Within one hundred twenty (120) days following the determination of the Inventory Adjustment pursuant to Section 1.3(b), Buyer shall provide a schedule to the Seller Representative (the “Draft Allocation”) allocating the Purchase Price and any adjustments thereto and all other items treated as consideration for federal income Tax purposes, among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Within twenty (20) days of the Seller Representative’s receipt of the Draft Allocation, the Seller Representative shall provide in writing (such writing, the “Allocation Objection”) to Buyer any proposed changes thereto, together with a written explanation setting forth in reasonable detail the basis of any proposed changes.  If the Seller Representative does not provide Buyer with an Allocation Objection or an Allocation Objection that contains the Seller Representative’s proposed allocation of the Purchase Price within such 20-day period, the Allocation shall become final (the “Final Allocation”) and be binding on the parties.  If the Seller Representative delivers an Allocation Objection to Buyer in accordance with the foregoing within such 20-day period, the Seller Representative and Buyer shall negotiate in good faith to resolve any dispute within twenty (20) days after Buyer’s receipt of the Allocation Objection.  If the Buyer and Seller Representative are able to reach a mutually satisfactory agreement as to any proposed changes, the Draft Allocation shall be modified to reflect such agreed changes and shall become the Final Allocation.  If the Seller Representative and Buyer are unable to resolve the dispute within such 20-day period, the Arbitration Firm shall thereafter resolve the issues in dispute and such allocation determined by the Arbitration Firm shall become the Final Allocation.  The fees and expenses payable to the Arbitration Firm shall be split equally between Buyer, on the one hand, and the Seller Parties, on the other hand.  The Final Allocation (as finally determined pursuant to this Section 1.3(c)) shall be binding upon the parties for federal and applicable state, foreign and local Tax purposes.  The parties agree that they shall file and shall cause their Affiliates to file their Tax Returns (including IRS Form 8594) in a manner consistent with the Final Allocation and no Party shall voluntarily take a position inconsistent with the Final Allocation and no Party shall agree to any proposed adjustment to the Final Allocation by any governmental authority without first giving Buyer (in the case of an agreement by a Seller Party) or the Seller Representative (in the case of an agreement by Buyer) prior written notice; provided, however, that nothing contained herein shall prevent any Buyer or any Seller Party from settling any proposed deficiency or adjustment by any governmental authority based upon or arising out of the Final Allocation, and no Buyer nor any Seller Party shall be required to litigate before any court any proposed deficiency or adjustment by any governmental authority challenging such Final Allocation.  If there is an increase or decrease in the consideration within the meaning of Treasury Regulations Section 1.1060-1(e)(1)(ii)(B) after the parties have filed the IRS Form 8594, the parties shall revise the Final Allocation in a manner consistent with Section 1060 of the Code, the Treasury Regulations thereunder and the methodology set forth in the Final Allocation and such revised allocation shall become the Final Allocation for purposes of this Agreement.  Except as otherwise set forth in this Section 1.3(c), the parties agree not to take any position, in connection with any Tax Return, audit or similar Proceeding related to Taxes, that is inconsistent with the Final Allocation (as finally prepared pursuant to this Section 1.3(c)).

Section 1.4 Payment of Purchase Price.

At Closing, the Buyer shall pay the Purchase Price as follows:
(a) a cash payment to Sellers in the amount of $5,000,000, subject to (i) adjustment for any difference between the Target Inventory Value and Closing Inventory Estimate, and (ii) adjustment for prorata payments due with respect to the Third Party Leases, by wire transfer of immediately available funds to the account(s) specified by Seller Representative in writing at least two days’ prior to Closing; and

(b) the issuance of a promissory note to Sellers in the amount of $3,000,000 (the “Buyer’s Note”), security agreement to Sellers (the “Security Agreement”), and corporate Parent guaranty (“Guaranty”), in the forms attached hereto as Exhibit A.

Section 1.5 Earnout

For the period beginning October 1, 2022 and ending September 30, 2023 (the “Earnout Period”), Sellers shall be eligible to obtain an earnout payment equal to the amount (if any) by which Revenue for all of the Stores during the Earnout Period exceeds $32,000,000 (the “Earnout Payment”).  Buyer shall be under no obligation to pay Sellers the Earnout Payment unless the conditions set forth in this Section 1.5 are satisfied.
(a) Procedures applicable to determination of Earnout Payment.
(i)
As soon as practicable after the Earnout Period, but in no event later than 45 calendar days after the Earnout Period, the Buyer shall prepare and deliver to the Seller Representative an unaudited statement setting forth the Revenues of the Stores for the fiscal year ending September 30, 2023 (the “Earnout Revenue Statement”), prepared based on the information relating to the Stores included in or used in the preparation of the Buyer’s audited 2022 financial statements and in accordance with GAAP.  If the Stores’ Revenue as set forth in such Earnout Revenue Statement is in excess of $32,000,000 (the “Earnout Requirement”), then the Buyer shall pay the Seller Representative the Earnout Payment within ten Business Days of the date as the Earnout Payment is finally determined in accordance with this Section 1.5.

(ii)
The Seller Representative will have the right, at its sole cost and expense, to review all records, work papers and calculations related to the Stores that are pertinent to the Earnout Revenue Statement and to discuss any questions with Buyer.  The Seller Representative will have thirty (30) days after delivery of the Earnout Revenue Statement in which to notify Buyer in writing (such notice, an “Earnout Dispute Notice”) of any discrepancy in, or disagreement with, the Stores’ Revenues as set forth in the Earnout Revenue Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Buyer regarding the adjustment requested by the Seller Representative, an appropriate adjustment will be made thereto.  If the Seller Representative does not deliver an Earnout Dispute Notice to Buyer during such 30-day period, the Earnout Revenue Statement will be deemed to be accepted in the form presented to the Seller Representative.  If Buyer disagrees with any Earnout Dispute Notice, Buyer and the Seller Representative shall work together in good faith to resolve the disagreement.  If Buyer and the Seller Representative cannot agree (within thirty (30) days after timely delivery of an Earnout Dispute Notice) to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be promptly submitted for review and final determination by the Arbitration Firm.  The review of the Arbitration Firm will be limited to the discrepancies and disagreements regarding the amount of the Stores’ Revenues set forth in the Earnout Revenue Statement set forth in the Earnout Dispute Notice, and the resolution of such discrepancies and disagreements by the Arbitration Firm will be (i) in writing, (ii) made in accordance with GAAP consistently applied in accordance with past practices, (iii) no greater than the higher Revenue amount calculated by Seller Representative, and no lower than the lower Revenue amount calculated by Buyer, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Arbitration Firm (but in no event later than thirty (30) days after the date of submission) and (v) final and binding upon, and non-appealable by, the parties to this Agreement and their respective successors and assigns for all purposes of this Agreement, and not subject to collateral attack for any reason absent manifest error or fraud.  If the Arbitration Firm determines that the Stores achieved the Earnout Requirements, then the Buyer will bear 100% of the expenses and fees of the Arbitration Firm.  In all other cases, the Sellers will bear 100% of the expenses and fees of the Arbitration Firm.

(iii)
If the Arbitration Firm determines that the Stores achieved the Earnout Requirement, then the Buyer shall pay the Earnout Payment (plus accrued interest from the end date of the Earnout Period until paid at the rate of 8% per annum) promptly after such determination and in any event within ten Business Days after receipt of wire transfer instructions from the Seller Representative (but not less than two Business Days after the Arbitration Firm’s determination).  Any such payment shall be made by wire transfer of immediately available funds to the Sellers in accordance with such instructions.

(b) Post-Closing Operation of the Company.  Each Party acknowledges and agrees that (i) the timing and eligibility for the Earnout Payment is speculative and subject to numerous factors outside the control of the Buyer and the Sellers, (ii) there is no guarantee that the specific criteria to achieve the Earnout Payment expressly set forth in this Agreement will be satisfied and the Buyer has not promised the payment of the Earnout Payment in the absence of meeting such specific criteria, (iii) neither the Buyer nor any of its Affiliates, nor any of their respective officers, managers, directors, employees or agents, owes a fiduciary duty, whether express or implied, to the Sellers with respect to the Earnout Payment, (iii) the parties solely intend the express provisions of this Agreement to govern their relationship with respect to the Earnout Payment, (iv) the Buyer shall have full discretion with regard to matters relating to the operation of the Stores following the Closing, provided that the Buyer shall use commercially reasonable efforts to run the Stores as sellers of specialty food, grocery, and related items, (v) the Buyer makes no representation and express no opinion as to the likelihood that the Stores shall perform in a manner which shall result in payment of the Earnout Payment, and (vi) the contingent right to receive the Earnout Payment is not an investment in the Buyer, the Stores or any of their Affiliates.  Notwithstanding anything else contained herein, none of the Buyer nor any of its Affiliates shall have any obligation to operate the Stores in order to achieve any Earnout Payment, and the Seller shall not interfere in the Stores’ operations or internal affairs to affect the Earnout Payment; provided, however, that Buyer shall not take, directly or indirectly, any actions in bad faith the primary purpose of which is to avoid or reduce the Earnout Payment hereunder.  In the event that Buyer decides to permanently close any of the Stores prior to the end of the Earnout Period due to financial or operational issues as determined by the Buyer in its sole discretion (each such Store, a “Closed Store”), then for purposes of calculating the Earnout Payment, the Revenues of the Closed Store will be determined as follows: (a) Revenues of the Closed Store from October 1, 2022 until the date the Store is closed (the “Operating Period”), plus (b) the product of (i) Revenues of the Closed Store during the Operating Period divided by the number of months in the Operating Period (the “Monthly Revenues”), and (ii) the number of months remaining in the Earnout Period following the Operating Period.  All Store closings prior to the fifteenth of the month shall be deemed to have occurred on the first day of the month and all store closings on the fifteenth of the month or after shall be deemed to have occurred on the last day of the month.  For example, if the Closed Store is shut down on January 15, 2023, the Revenues of the Closed Store will be Revenues of the Closed Store from October 1, 2022 until January 1, 2023, plus the Monthly Revenues multiplied by eight. In the event that Buyer decides to temporarily close any of the Stores prior to the end of the Earnout Period for remodel or otherwise (each such Store, a “Down Store”), then for purpose of calculation the Earnout Payment, the Revenues of the Down Store during the time it is closed will be determined by: (i) calculating the daily amount of Revenues for the Down Store based upon the trailing 3 month historical average daily amount of Revenues for such Down Store, and (ii) multiplying it by the number of days the Down Store is closed.

Section 1.6 No Assumed Liabilities

.  Except as may be set forth in Section 1.7, Buyer will not assume or have any obligation to pay, perform or discharge any debts, liabilities, obligations, expenses, taxes, contracts or commitments of any kind, character or description, whether known or unknown, choate or inchoate, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent, of Sellers (the “Liabilities”), which arise out of or relate to the ownership and operation of the Purchased Assets or the Stores prior to the Closing Date, or any Excluded Assets.

Section 1.7 Assumption of Obligations

(a) Assumed Obligations Defined.  As used in this Agreement, “Assumed Obligations” means all Liabilities in respect of the Contracts listed on Schedule 1.7 (the “Assigned Contracts”) but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, do not relate to the payment of money, were incurred in the ordinary course of business (including any gift cards or loyalty program obligations) and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing.

(b) Excluded Obligations and Liabilities Defined.  Inasmuch as Buyer is acquiring the Purchased Assets, and not acquiring a business, Buyer shall have no successor liability with respect to the business conducted by Sellers related to the Purchased Assets.  As used in this Agreement, the “Excluded Obligations and Liabilities” means any such successor liability, as well as the following obligations, liabilities, covenants, commitments and undertakings of Sellers:

(i)
any liabilities of any Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents and instruments executed in connection with Closing, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii)
any liability or obligation other than Assumed Obligations related to the business carried out with the Purchased Assets by Sellers, including, without limitation, all liabilities for or obligations related to, accrued payroll, taxes, whether accrued or unaccrued and whether or not currently due and payable, assessed or determined, including but not limited to federal, state and local income, franchise, sales, use, social security, unemployment, or withholding taxes, or penalties, interest, fines or assessments in connection therewith for the period prior to and through the Closing Date;

(iii)	all trade payables incurred by Sellers for goods or services delivered to Sellers;
(iv)
except for Transfer Taxes arising as a result of the transactions contemplated by this Agreement (which Transfer Taxes are governed by Section 5.10(a)), any federal, state, local or foreign income or other Tax, including ad valorem property or intangibles Taxes (i) of Sellers or any of their respective Affiliates, (ii) payable with respect to the Purchased Assets or the business conducted by Sellers related to the Purchased Assets for any period prior to the Closing, (iii) incident to or arising as a consequence of the consummation by Sellers of the transactions contemplated by this Agreement (including income Taxes arising as a result of Seller transferring the Purchased Assets), (iv) payable by Sellers pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (v) all Taxes of any person or entity (other than Sellers) imposed on or due from any of the Sellers as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring prior to and through the Closing Date, or (vi) any withholding Taxes imposed in connection with the transactions contemplated by this Agreement;

(v)	any of the Sellers’ obligations, liabilities, covenants, commitments and undertakings under this Agreement or any instrument or agreement entered into pursuant hereto;
(vi)	any of the Sellers’ product liability for any products, goods or services sold, delivered or performed by Sellers prior to Closing Date;
(vii)
any of the Sellers’ obligations under any agreement or instrument regarding funded indebtedness, including, without limitation, all existing bank indebtedness, indebtedness from financial institutions, personal indebtedness or lease obligations capitalized in the Financial Statements (it being understood that the foregoing shall be paid in full by Seller at Closing) except as to post-Closing obligations under the Assigned Contracts;

(viii)
any accrued and unpaid vacation, holiday, personal leave time, sick leave, or severance benefits or accrued benefits of any nature of any employee, officer and/or director of any of the Sellers as of the Closing Date; any severance pay or other benefits or pension or retirement liability due to any employee employed by any of the Sellers and attributable to employment by any of the Sellers; and any liability for workers compensation or other claims by employees relating to employment by any of the Sellers;

(ix)	all of the obligations, liabilities, covenants, commitments and undertakings that accrue or arise prior to the Closing Date under the Assigned Contracts;
(x)
any liabilities in respect of any pending or threatened dispute or legal action arising out of, relating to or otherwise in respect of the operation of the business or the Purchased Assets to the extent such action relates to such operation on or prior to the Closing Date;

(xi)
All liabilities, taxes, penalties, interest and sanctions that arise by reason of or relating to any failure by any of the Sellers to comply with the continuation of health coverage requirements of the Code and ERISA, which failure occurred prior to the Closing Date with respect to any current or prior employee of any of the Sellers or any qualified beneficiary of such employee;

(xii)	any Liabilities arising out of, in respect of or in connection with the failure by any of the Sellers or any of their Affiliates to comply with any law or governmental order; and
(xiii)	all other obligations, liabilities, covenants, commitments and undertakings of any of the Sellers which are not expressly included within the definition of Assumed Obligations.
(c) Payment of Excluded Liabilities and Obligations.  The Excluded Obligations and Liabilities shall remain the obligation of Sellers.  Any invoices received by Buyer after Closing which relate to goods or services delivered to Sellers prior to and through the Closing Date shall be immediately forwarded to Sellers, and Sellers shall pay the same within ten (10) days after receipt of such invoices.  Each Seller covenants and agrees that it will pay, perform and discharge the Excluded Liabilities and Obligations as and when due.

(d) No Assumption of Liabilities.  Except for the Assumed Obligations, Buyer is not assuming any of Sellers’ liabilities or obligations, whether known or unknown, contingent or realized.

Section 1.8 Withholding Tax.

The Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any consideration payable under this Agreement any Taxes or other amounts required under the Code or any applicable law to be deducted, withheld and timely remitted to the applicable Taxing Authority.  To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.9 Third Party Consents

.  To the extent that Sellers’ rights under any Contract constituting a Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.10 Post-Closing Services and Adjustments

.  Until Buyer instructs Sellers in writing that Sellers’ services, accounts or cooperation are no longer needed, Sellers agree to:
(a) (i) continue to transact all merchant payment processing services of the Stores through Sellers existing payment processing accounts and (ii) forward promptly (but in all instances within five (5) Business Days of receipt by Sellers) to an account designated by the Buyer all amounts received by the Sellers through such payment processing accounts;
(b) keep in place, and pay, all utility accounts of the Stores;
(c) keep in place existing vendor agreements and accounts for the Stores;
(d)  pay for any product vendor charges for the Stores made by Buyer following the Closing Date that has been billed to Sellers and
(e) keep in place any service, repair or other contracts related to the operations of the Stores.
Subject to any offset set forth herein or in any of the Transaction Documents, (i) any amounts paid by the Sellers pursuant to Sections 1.10(b) through (e) (“Seller Post- Closing Advances”), (ii) any Inventory Adjustment owed to the Sellers, (iii) any Pro Ration Payment owed to the Sellers, and (iv) any Payroll Reimbursement owed to Sellers (collectively, the “True Up Amounts”), shall be paid on the date that is sixty (60) days following the Closing Date (the “Initial True Up Date”).  Any True Up Amounts incurred or determined after the Initial True Up Date (or incurred prior to such date and not previously reimbursed) shall be paid on each subsequent 30-day anniversary of the Initial True Up Date (each a “Subsequent True Up Date”) to the extent applicable.  In the event that the Sellers owe any amounts to the Buyer for any Inventory Adjustment or Pro Ration Payment, such amounts will (y) first, be offset against any payment due to the Sellers pursuant to this Section 1.10 and (z) to the extent any Inventory Adjustment or Pro Ration Payment is not offset and remains outstanding, the Sellers shall promptly pay such amounts to the Buyer by wire transfer of immediately available funds to the account(s) specified by the Buyer in writing.  Any payment due to the Sellers pursuant to this Section 1.10 shall be made by wire transfer of immediately available funds to the account(s) specified by Seller Representative in writing.

Section 1.11 Gift Card/Loyalty Rewards
.
(a) Reimbursement of Gift Card/Loyalty Rewards Balance.  For the period beginning on the Closing Date and ending on the 5th anniversary of the Closing Date (the “Gift Card Period”), Sellers shall be responsible to reimburse Buyer for any Gift Card/Loyalty Rewards Balance that is redeemed, credited, used, or turned over to the state at any of the Stores (the “Gift Card Redemption Amount”).

(b) Procedures applicable to determination and payment of Gift Card Redemption Amount.
(i)
As soon as practicable after the end of each 12 month anniversary of the Closing Date through the end of the Gift Card Period, but in no event later than 45 calendar days after the end of such 12 month anniversary, the Buyer shall prepare and deliver to the Seller Representative an unaudited statement setting forth the Gift Card Redemption Amount for the prior 12 month period (“Gift Card Redemption Amount Statement”).

(ii)
The Seller Representative will have the right, at its sole cost and expense, to review all records, work papers and calculations related to the Gift Card Redemption Amount and to discuss any questions with Buyer.  The Seller Representative will have thirty (30) days after delivery of each Gift Card Redemption Amount Statement in which to notify Buyer in writing (such notice, a “Gift Card Dispute Notice”) of any discrepancy in, or disagreement with, the Gift Card Redemption Amount as set forth in the Gift Card Redemption Amount Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Buyer regarding the adjustment requested by the Seller Representative, an appropriate adjustment will be made thereto.  If the Seller Representative does not deliver a Gift Card Dispute Notice to Buyer during such 30-day period, that 12-month period’s Gift Card Redemption Amount Statement will be deemed to be accepted in the form presented to the Seller Representative.  If Buyer disagrees with any Gift Card Dispute Notice, Buyer and the Seller Representative shall work together in good faith to resolve the disagreement.  If Buyer and the Seller Representative cannot agree (within thirty (30) days after timely delivery of a Gift Card Dispute Notice) to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be promptly submitted for review and final determination by the Arbitration Firm.  The review of the Arbitration Firm will be limited to the discrepancies and disagreements regarding the amount of the Gift Card Redemption Amount set forth in the Gift Card Redemption Amount Statement set forth in the Gift Card Dispute Notice, and the resolution of such discrepancies and disagreements by the Arbitration Firm will be (i) in writing, (ii) made in accordance with GAAP consistently applied in accordance with past practices, (iii) no greater than the higher Gift Card Redemption Amount calculated by Buyer, and no lower than the lower Gift Card Redemption Amount calculated by Seller’s Representative, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Arbitration Firm (but in no event later than thirty (30) days after the date of submission) and (v) final and binding upon, and non-appealable by, the parties to this Agreement and their respective successors and assigns for all purposes of this Agreement, and not subject to collateral attack for any reason absent manifest error or fraud.  If the Arbitration Firm determines that the Seller’s Representative had the correct Gift Card Redemption Amount, then the Buyer will bear 100% of the expenses and fees of the Arbitration Firm.  In all other cases, the Sellers will bear 100% of the expenses and fees of the Arbitration Firm.

(iii)
Once the Arbitration Firm determines the Gift Card Redemption Amount, if any, or Seller’s Representative does not dispute the Gift Card Redemption Amount in the time provided under Section 1.11(b)(ii), the final Gift Card Redemption Amount for such prior 12-month period shall be deducted and offset against the principal balance of the Buyer’s Note

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SHAREHOLDERS

To induce Buyer to enter into this Agreement and to purchase the Purchased Assets, Sellers and the Shareholders represent and warrant to, and covenant and agree with, Buyer, as of the date hereof and as of the Closing, that:

Section 2.1 Organization and Qualification of Sellers.

Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation as set forth on Schedule 2.1 and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as currently conducted.  No Seller operates in any jurisdiction other than its respective state of formation which requires it to be licensed or qualified to do business in such other jurisdiction.

Section 2.2 Authority of Seller.

Each Seller has full corporate or limited liability company power and authority to enter into this Agreement and the other agreements executed by the parties at the Closing (collectively, the “Transaction Documents”) to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.  When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 2.3 Authority of Shareholders.

Each Shareholder has full individual power to enter into and perform their obligations under the Transaction Documents to which such Shareholder is a party.

Section 2.4 Absence of Conflicts and Consent Requirements.

Each Seller’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and performance of its obligations hereunder and thereunder, including the sale of the Purchased Assets, will not conflict with, violate or result in any default under such Seller’s articles of incorporation or bylaws, or articles of organization or operating agreement, as applicable, or under any mortgage, indenture, agreement, instrument or other contract to which such Seller is a party or by which such Seller or its property is bound, nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which such Seller is subject.  Except as set forth in Schedule 2.4 hereto, each Seller’s execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Purchased Assets, will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

Section 2.5 Financial Statements.

Attached hereto as Schedule 2.5 are true and complete consolidated financial statements for Sellers for the calendar (i) year ending December 31, 2021 (“Annual Financial Statements”) and (ii) eight (8) months ended August 31, 2022 (“Interim Financial Statements”, together with the Annual Financial Statements, the “Financial Statements”), consisting of Sellers’ balance sheet and related statements of income and retained earnings.  The Financial Statements are based on the Books and Records of Sellers, have been prepared in accordance with a GAAP and present fairly in all material respects the results of the operations of Sellers, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The consolidated balance sheet of the Sellers as of August 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 2.6 Absence of Certain Changes.

Since the Balance Sheet Date, except as set forth or referred to in Schedule 2.6 hereto, with respect to the Purchased Assets there has not been:

(i)	any material adverse change in the financial position of Sellers or in the results of its operations (e.g., any such change resulting in a diminution in value of the Sellers by 5% or more);
(ii)	any material adverse change in the condition of the Purchased Assets out of the ordinary course of business by 5% or more;
(iii)	any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets;
(iv)
any sale, lease, abandonment or other disposition by any Seller of any interest in the Third Party Leases, or in any Equipment, other than disposition of such Equipment which was no longer usable in such Seller’s business or which was replaced by Equipment of equal or greater value;

(v)	any change in the accounting methods or practices followed by Sellers or in depreciation, amortization or inventory valuation policies theretofore used or adopted;
(vi)	any increase in the compensation paid to management-level employees of any Seller other than customary increases in the ordinary course of business;
(vii)
(i) settled or compromised any Tax Liability, (ii) made, changed or rescinded any Tax election other than elections made on Tax Returns consistent with past practice, (iii) surrendered any right in respect of Taxes, (iv) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (v) amended any Tax Return; or

(viii)
any other material adverse change in the business or, to the knowledge of Sellers, prospects of any Seller, other than economic or regulatory changes generally known through the grocery/specialty food store industry as a whole and not unique to the business of any Seller (e.g., any such change resulting in a diminution in value of any Seller by 5% or more).

Section 2.7 Title to Purchased Assets.

Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for those Encumbrances listed in Schedule 2.7 and the following (collectively referred to as “Permitted Encumbrances”):

(a) liens for taxes not yet due and payable;

(b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business or the Purchased Assets;
(c) easements, rights of way, zoning ordinances and other similar encumbrances which are not, individually or in the aggregate, material to the business or the Purchased Assets, and which do not prohibit or interfere with the current operation of any of the Stores; or
(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business or the Purchased Assets.

Section 2.8 Condition of Tangible Property

(a) Leased Property.  To the Knowledge of Sellers, all buildings and other improvements constructed upon the Leased Property, together with all permanently attached machinery and fixtures, heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment affixed to or located on the Leased Property (the “Improvements”) and all electric, gas, water and sewer utilities serving the Store are in good condition and repair, ordinary wear and tear excepted, and are in compliance with all current laws and regulations.  There are no zoning or similar land use restrictions presently in effect which would impair the use of the Store as a grocery store, and the Store is in compliance with all applicable zoning or similar land use restrictions of all governmental authorities having jurisdiction thereof.

(b) Equipment.  All of the Equipment is in good operating condition and repair (including all preventative maintenance) and are adequate for the uses to which they are being put, and no such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Prior to Closing, Sellers shall maintain the Equipment and Improvements in accordance with all applicable laws and regulations and Sellers’ existing repair and maintenance policies.

(c) Inventory.  The type, quantity and quality of Inventory at Closing will be consistent with normal inventory levels historically necessary to conduct each Seller’s business in the ordinary course.

(d) Leases.  Sellers have delivered or shall deliver, no later than five (5) days following the date of this Agreement, to Buyer true, correct and complete copies of the Third Party Leases, including all amendments thereto.  Sellers shall not modify, terminate or permit to expire or terminate any Third Party Lease prior to Closing without Buyer’s written consent.  Except for (i) the Third Party Leases identified on Schedule 1.1(a)(xiv), and (ii) leases that are identified on Schedule 1.1(a)(ii) (Contracts), none of the Leased Property or Equipment is leased by any Seller to any other party and none of the real or tangible personal property (or any interest therein) transferred pursuant to this Agreement is leased by any Sellers from any third party.  No Seller nor, to the knowledge of any Seller, the other parties thereto are in default under any of the Third Party Leases and all of the Third Party Leases are valid and enforceable in accordance with their terms.  Not more than one month’s rent has been prepaid on any of the Third Party Leases.  The assignment by each Seller of its rights under the Third Party Leases to Buyer, subject only to the obtaining of consents described in Schedule 2.4 with respect thereto, will not violate the terms thereof.

Section 2.9 PPP Loans.

Neither the Sellers nor any Affiliates of any Seller have incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise, or any other lending program authorized by the CARES Act and administered by the Small Business Administration.

Section 2.10 No Litigation.

Except as described in Schedule 2.10, there are no claims, actions, suits or other proceedings pending, or to the knowledge of Sellers threatened, against any Seller generally or with respect to the Purchased Assets before any court, agency or other judicial, administrative or other governmental body or arbitrator.  Schedule 2.10 identifies all litigation to which any Seller has been a party in the last three years.

Section 2.11 Compliance with Law; Permits
.
(a) Sellers have complied, and are now complying, with all Laws applicable to the conduct of the business as currently conducted or the ownership and use of the Purchased Assets.  No Seller has received any written notice of any violation or alleged violation of any Law.  “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

(b) All Permits required for each Seller to conduct its business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by such Seller and are valid and in full force and effect, and all permits or licenses of such Seller related to the conduct of the business as currently conducted are listed on Schedule 1.1(a)(vi).  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 2.11(b).

Section 2.12 Taxes.

(a) All Tax Returns required to be filed on or prior to the Closing Date by any Seller or with respect to the Purchased Assets with all taxing authorities have been or prior to the Closing Date will have been duly and timely filed (or valid extensions obtained) and all such Tax Returns are correct and complete; and all Taxes owed by any Seller, whether or not shown or required to be shown on such Tax Returns have been paid and there is no Liability for any Taxes due and payable in connection with such Tax Returns.  There are no existing liens for Taxes upon any of the Purchased Assets, except for liens for Taxes which are not yet due and payable.  All applicable sales and use Taxes, to the extent due, were paid by Sellers when due.

(b) There has been withheld or collected from each payment made to each employee, shareholder, creditor or owner of Sellers or any other person the amount of all Taxes (including without limitation federal income Taxes, Federal Insurance Contributions Act Taxes, and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and the same have been paid to the proper Tax depositories or collecting authorities. Sellers have complied with all reporting and recordkeeping requirements under applicable Law.

(c) All ad valorem property taxes for years prior to the calendar year in which the Closing Date occurs imposed on Sellers, with respect to, or which may become a lien on, the Purchased Assets have been paid in full.

(d) There is no proceeding, assessment, adjustment, audit, examination, or claim now pending or, to the Knowledge of the Sellers, threatened, against any Seller or the Purchased Assets in respect of any Taxes.  All deficiencies asserted, or assessments in respect to Taxes made against any Seller or with respect to the Purchased Assets have been fully paid.

(e) No Seller has waived (or is subject to a waiver of) any statute of limitations in respect to Taxes agreed to (or is subject to) any extension of the time for assessment of any Taxes relating to the income, revenues, properties or operations of Seller for any period.

(f) There is not and there will not be any Liability for Taxes arising out of, or attributable to, or affecting the Purchased Assets or the business for any period prior to the Closing, or attributable to the conduct of the operations of, or elections made by any Seller at any time for which Buyer will have any Liability at any time for payment or otherwise.  There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any Liability for Taxes (except for Transfer Taxes, if any, incident to the consummation of the transactions contemplated hereby, which Taxes are governed by Section 5.10(a) which may be asserted by any governmental authority against the Purchased Assets or the operations of the business.

(g) No claim has ever been made by a governmental authority in a jurisdiction in which any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction or that it may have to file Tax Returns.  Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  None of the Assumed Obligations is an obligation to make a payment that is not deductible under Code Section 280G.

(h) No Seller has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(i) No Seller is a party to any Tax allocation or sharing agreement.  No Seller has been a member of an affiliated group that filed consolidated federal or state income Tax Returns and No Seller hase any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Sellers have made available true and complete copies of all Tax Returns of Sellers for all Tax periods beginning on or after January 1, 2019.  Sellers have made available true and complete copies of any examination reports received by Seller, and statements of deficiencies assessed against or agreed to by any Seller, since January 1, 2019.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to a Seller.

(l) Each Seller is in compliance with all state unclaimed property Laws and has turned over to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules with respect thereto.

(m) Within the past ten (10) years, no Seller has been a distributing corporation or a controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(n) Sellers have not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(o) For purposes of this Section 2.12, a Seller shall be deemed to include any predecessor of such Seller, any Person which merged or was liquidated with and into a Seller or any Person from which a Seller incurs a Liability for Taxes as a result of transferee Liability.

Section 2.13 Employee Benefit Plans.

Schedule 2.13 contains a true, complete and correct list of any of the following which relate to or cover the employees of any Seller: (i) “employee pension benefit plans” and “employment benefit plans” as defined respectively in Section 3(2) and 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans as defined in Section 3(37) of ERISA and (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, holiday, tuition, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program which any Seller or any subsidiary or any other entity which constitutes a controlled group (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(n) of the Internal Revenue Code of 1986, as amended (the “Code”)) maintains or to which Seller or any such other entity has any present or future obligation to contribute (the “Benefit Plans”).

Section 2.14 Employee Relations.

Inasmuch as Buyer is acquiring the Purchased Assets, and not acquiring a business, Buyer shall have no successor liability with respect to the business conducted by Sellers related to the Purchased Assets including, without limitation, with respect to any Seller’s employees.
(a) List of Employees.  Schedule 2.14(a) contains a list of all employees of each Seller along with their original hire date, home address, FLSA status and compensation.  All accrued wages and other compensation, holiday, vacation or personal leave time as of the Closing Date are the responsibility and liability of Sellers.

(b) Employment Agreements.  No employee of any Seller is employed under an employment agreement.

(c) Labor Organizations.  No Seller is a party to, and there does not otherwise exist, any union, collective bargaining or similar agreement with respect to employees of Seller.  To the Knowledge of Sellers, there is no threatened strike, work stoppage or work slowdown, relating to the Purchased Assets.

(d) Restrictions on Employees.  To the Knowledge of Sellers, no employee of any Seller is subject to any agreement with any other person or entity which requires such employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

(e) EEOC; Employee Claims.  There are no employee claims for employment discrimination or otherwise against any Seller or any of its agents or employees that are currently pending, or, to the Knowledge of Sellers, threatened.

Section 2.15 Insurance.

Schedule 2.15 contains a list of all policies of insurance owned by each Seller and now in effect insuring all of the Purchased Assets and personnel, and sets forth for such policy the name of the insurer, the type of coverage, the amount of coverage, the term thereof and the annual premium.  There are no claims related to any Seller’s business or the Purchased Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  All such policies are in full force and effect, and no Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies.  Such insurance policies are sufficient for compliance with all applicable laws and contracts to which each Seller is a party or by which it is bound.

Section 2.16 Books and Records; Material Contracts.

Sellers have made available and shall continue to make available to Buyer all books and records and other information in Sellers’ control or possession or reasonably available to Sellers relating to the Purchased Assets.  All such books, records and information are true, correct and complete.  Other than as set forth on Schedule 2.16, no Seller is a party to any Material Contracts.

Section 2.17 Environmental
.
(a) The operations of each Seller with respect to the business and the Purchased Assets are currently and have been in compliance with all Environmental Laws.  No Seller has received from any Person, with respect to the business or the Purchased Assets, any: (i) environmental notice or environmental claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.  “Environmental Law” means any applicable law, and any governmental order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(b) None of the business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or the Purchased Assets, and no Seller has received an environmental notice that any of the business or the Purchased Assets  (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an environmental claim against, or a violation of Environmental Law or term of any environmental permit by any Seller.  “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.  “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(d) To the Knowledge of Sellers, there are no active or abandoned aboveground or underground storage tanks owned or operated by any Seller in connection with the business or the Purchased Assets.

(e) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller and any predecessors in connection with the business or the Purchased Assets.

(f) No Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) No Seller has commissioned or obtained any environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or the Purchased Assets which are in the possession or control of any Seller related to compliance with Environmental Laws, environmental claims or an environmental notice or the Release of Hazardous Materials.

Section 2.18 Conduct Prior to Closing
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(a) Ordinary Course of Business.  From the date hereof through the Closing Date (the “Interim Period”), each Seller has and will conduct its business only in the ordinary course.  Without limiting the generality of the foregoing, each Seller has not or will not:

(i)
Cancel any debts or claims in excess of $5,000, or waive any rights having a value of more than $5,000, or sell or otherwise dispose of or transfer any of the Purchased Assets, other than by transactions and actions in the ordinary course of business;

(ii)	Permit or allow any of the Purchased Assets to be mortgaged, pledged, subjected to security interests or otherwise encumbered;
(iii)
Make or incur any account payable other than in the ordinary course of business or incur any unusual or long-term commitment or other obligation in excess of $5,000 (whether absolute, accrued, contingent or other and whether due or to become due) or otherwise adversely affecting the Purchased Assets;

(iv)
Permit or allow any default to occur under any funded indebtedness of Sellers or under any contract or agreement of such Seller, which could have a material adverse effect on such Seller or the Purchased Assets (e.g., resulting in a diminution in value of such Seller or the Purchased Assets by 5% or more);

(v)
Grant or pay any increase in salary or other type of bonus or compensation pursuant to any bonus, pension, profit-sharing or other plan or commitment, or otherwise, to any employee, other than customary increases in the ordinary course of business;

(vi)
Pay, loan, or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to or enter into any agreement, arrangement or transaction with any shareholders of any of the Sellers, any of its officers or directors, or any affiliate or associate (as the term “associate” is presently defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended) of any shareholder, or any of their officers or directors, or any business or entity in which any shareholder, any officer or director of any of the Sellers, or any affiliate or associate of any such persons has any direct or indirect interest, except for usual salary and expenses provided in the ordinary course of business;

(vii)
Reveal to any third person, any customer lists or other confidential or proprietary information (except if such person is a party to a non-disclosure agreement and has a need to know of such information for legitimate business reasons not adverse to the Purchased Assets or to the business of Seller), or act otherwise in any manner which may adversely affect any of the Purchased Assets or the consideration to be paid by Buyer under this Agreement;

(viii)	Make any capital expenditures or commitments in excess of $10,000 in the aggregate for additions to property, plant or equipment; or
(ix)	Make any change in any method of accounting or accounting practice.
(b) Preservation of Business.  During the Interim Period, each Seller has and will use its commercially reasonable efforts to (i) preserve its present business organization intact, (ii) retain the services of its present employees, (iii) preserve the present relationships of such Seller with its customers, suppliers and other persons with whom they have business dealings, (iv) preserve the good will of such Seller’s business, and (v) keep Buyer informed of any change in facts or circumstances that would materially affect such Seller’s representations, warranties or covenants in this Agreement.

Section 2.19 Suppliers and Customers.

(a) Schedule 2.19(a) sets forth (a) each supplier to whom any Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 in the aggregate during either the twelve months prior to the Closing Date (collectively, the “Material Suppliers”); and (b) the amount of purchases from each Material Supplier during such periods.  No Seller has received any notice, nor does any Seller reasonably expect that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Stores or to otherwise terminate or materially reduce its relationship with any Seller.  There are no outstanding disputes with any Material Supplier, and there have been no such disputes in the 12 months preceding the date of this Agreement.  No Seller has any actual knowledge that any such supplier will materially change its relationship with any Seller, or the terms thereof, as a result of the transactions contemplated by this Agreement.

(b) Schedule 2.19(b) sets forth the terms of each Seller’s customer loyalty program.  No Seller has changed the terms of its customer loyalty program in the past three calendar years.

Section 2.20 Intellectual Property.

Sellers own, free and clear from all Encumbrances, or otherwise possess legally enforceable rights to use all of the Intellectual Property necessary to the conduct of the business as it is currently conducted by Sellers (the “Purchased IP”).  Schedule 2.20 sets forth a true, correct, and complete list of all Purchased IP for which a registration or application for patent, trademark, trade name, service mark or copyright has been filed with or issued by any governmental authority.  With respect to such registered Purchased IP, (i) all such Purchased IP is valid, subsisting and in full force and effect and (ii) Sellers have paid all maintenance fees and made all filings required to maintain Sellers’ ownership thereof.  For all such registered Purchased IP, Schedule 2.20 lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.  Sellers’ prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP.  No Seller has violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and no Seller has received any notice alleging any such violation, infringement or other conflict.  “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, logos, trade dress, and trade names including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

Section 2.21 Inventory.

All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice and maintained on the Balance Sheet in accordance with sound accounting principles.  All such Inventory is owned by the Sellers free and clear of all Encumbrances and no such Inventory is held on a consignment basis.  The quantities of each item of Inventory are reasonable under the present circumstances of each Seller’s business.

Section 2.22 Accounts Receivable.

All accounts receivable reflected on the Balance Sheet represent arm’s length sales made in the ordinary course of business.  None of any Seller’s accounts receivable is subject to assignment, claim, Encumbrance or security interest of any character or, to Sellers’ knowledge, claim for credit, setoff, allowance, adjustment or counterclaim by the account debtor.  No Seller has received any written notice of the bankruptcy or insolvency of the debtor of any such account receivable.  None of such accounts receivable is evidenced by a judgment or chattel paper.

Section 2.23 Brokers.

No agent, broker, investment banker, financial advisor, finder or other Person is or will be entitled to receive from the Sellers, the Shareholders, the Seller Representative or their Affiliates any brokerage commission, finder’s fee or like payment in connection with any of the transactions contemplated by this Agreement.

Section 2.24 No Material Misstatements or Omissions.

The representations and warranties of Seller in this Article do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading as to any material fact.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Sellers and Shareholders to enter into this Agreement and to sell the Purchased Assets, Buyer hereby represents and warrants to Sellers and Shareholders, as of the date hereof and as of the Closing, that:

Section 3.1 Corporate Organization and Authority.

Buyer is a limited liability company validly existing under the laws of the State of Florida, with full power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement.  Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and its acquisition of and payment for the Purchased Assets have been duly authorized by all requisite corporate action on the part of Buyer, and this Agreement and the other Transaction Documents to which it is a party constitute Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with its terms. Buyer is a wholly owned subsidiary of Healthier Choices Management Corp., a Delaware corporation (“Parent”).

Section 3.2 Absence of Conflicts and Consent Requirements.

Buyer’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and performance of its obligations hereunder and thereunder, including the purchase of and payment for the Purchased Assets hereunder, do not and will not conflict with, violate or result in any default under Buyer’s Articles of Incorporation or bylaws, or with any mortgage, indenture, agreement, instrument or other contract to which Buyer is a party or by any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Buyer is subject.  Buyer’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder, including the purchase of and payment for the Purchased Assets, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

Section 3.3 No Material Misstatements or Omissions.

The representations and warranties of Buyer in this Article do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading as to any material fact.

Section 3.4 Brokers.

Except for First Choice Business Brokers, no agent, broker, investment banker, financial advisor, finder or other Person is or will be entitled to receive from the Buyer or its Affiliates any brokerage commission, finder’s fee or like payment in connection with any of the transactions contemplated by this Agreement.

Section 3.5 Sufficiency of Funds.

Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price as set forth in Section 1.4 and consummate the transactions contemplated by this Agreement.

Section 3.6 Independent Investigation.

Buyer has conducted its own independent investigation, review and analysis of the Sellers, Stores, and the Purchased Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article 2 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Sellers, Shareholders, nor any other Person has made any representation or warranty as to Sellers, the Stores, the Purchased Assets or this Agreement, except as expressly set forth in Article 2 of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 4

EMPLOYEE MATTERS

Section 4.1 Employee Matters

(a) .  (a) Sellers and Buyer shall cooperate and shall take or cause to be taken all action as may be necessary, at Buyer’s sole election and within the time provided by ERISA, the Code and other controlling laws and regulations, to: (i) merge Sellers’ 401(k) plan with a 401(k) plan maintained by Buyer, or (ii) terminate Sellers’ 401(k) plan and permit participants in Sellers’ 401(k) plan who are entitled to receive an eligible rollover distribution from Sellers’ 401(k) plan to roll over such eligible rollover distribution, as part of a lump sum cash distribution into an Individual Retirement Account or an account under a 401(k) plan maintained by Buyer.

(b) Notwithstanding anything herein to the contrary, if requested by Buyer, Sellers and Buyer shall cooperate and shall take or cause to be taken all action as may be necessary to merge, freeze, terminate, amend or take any other action with respect to any Benefit Plan that Buyer, in its sole discretion, deems advisable; to take all steps necessary to accomplish such requests; to provide all the required notices to participants and appropriate governmental authorities; to adopt all necessary resolutions and Benefit Plan amendments; and to provide to Buyer satisfactory evidence of the executed documents described in this Section 4.1.

(c) Sellers shall be responsible for terminating the employment of all employees of Sellers as of either (i) the Paychex Onboarding Completion Date, or (ii) the Closing Date (the “Employee Termination Date”), as determined in Buyer’s sold discretion, and Sellers shall pay all termination and severance payments and shall be responsible for all claims, costs, expenses and liabilities arising from such terminations.  Buyer assumes no obligations or liabilities with respect to any of Sellers’ existing employee benefit and pension plans, programs, agreements, arrangements, or policies, whether or not subject to ERISA.  All obligations or liabilities whatsoever, whether accruing before or after the Employee Termination Date by reason of Sellers contributing to, maintaining, discontinuing, terminating, or seizing participation in or withdrawing from any employee benefit, welfare, or pension plan or program including, without limitation, severance pay obligations accruing during any employee’s employment by Sellers, shall be and remain Seller’s sole responsibility and obligation except as otherwise specifically provided herein.  Sellers shall be solely responsible for giving all necessary WARN Act notices or other notices to employees required of Sellers by law as a result of the transactions contemplated hereby.  Seller shall be responsible for all employee-related lawsuits, discrimination charges, wage and hour audits, workers’ compensation claims and unemployment compensation claims (“Employment Claims”) of any employee (or former employee) of Sellers that arise or accrue during the employee’s employment with Sellers prior to the Closing Date, while Buyer shall be responsible for all Employment Claims of any employee of Sellers who are employed by Buyer that arise or accrue following the Closing Date or during such employee’s employment with Buyer.

(d) If Buyer determines that the Employee Termination Date shall be as of the Paychex Onboarding Completion Date, then Buyer agrees to reimburse Sellers for all payroll costs from the day following the Closing Date through the Paychex Onboarding Completion Date (the “Payroll Reimbursement”).  Sellers agree to maintain through the Paychex Onboarding Completion Date any insurance policies currently in effect that would provide coverage for any Employment Claims.

ARTICLE 5

OTHER COVENANTS AND AGREEMENTS

Section 5.1 Press Releases and Announcements.

Neither Buyer, Sellers nor Shareholders will prepare or disseminate any press releases, announcements or other disclosures relating to the transactions contemplated hereby without the written consent of the other party, not to be unreasonably withheld or delayed; provided, that this subsection shall not preclude any party from making any disclosure as to the transactions contemplated hereby which the disclosing party reasonably believes is required by applicable law.  Each party shall provide the other with the reasonable opportunity to review any such press releases, announcements or other disclosures prior to dissemination.  Notwithstanding the foregoing, Buyer is expressly permitted, from and after the date of this Agreement, to make disclosures of the transactions contemplated hereby in connection with Buyer’s applying for and obtaining the permits, certificates, licenses and approvals necessary for Buyer to carry on the business as now conducted by Sellers, including without limitation the permits, certificates, licenses and approvals needed for liquor, wine and beer sales.  Notwithstanding the foregoing, Buyer and Sellers agree that the language set forth on Exhibit F may be included in a press release by either party or filed by Buyer as part of an 8-k with the US Securities and Exchange Commission regarding this Agreement or the transaction that is the subject of this Agreement without the consent of the other party.

Section 5.2 Maintenance of Records.

Inasmuch as certain records of Sellers relating to the business are to be included as Purchased Assets and sold to Buyer hereunder, and certain other of such books, records and documents are Excluded Assets to be retained by Seller hereunder, and Buyer or Sellers may have need to have access to the books, records and documents held by the other after the Closing, Buyer and Sellers agree that they shall each maintain for at least four (4) years after the Closing Date (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder.  During said period, representatives of Buyer shall be permitted to inspect and make copies of said books, records and documents retained by Sellers and related to the Purchased Assets during normal business hours and upon reasonable notice for purposes related to the continuation by Buyer of the business of Sellers; and representatives of Sellers shall be permitted to inspect and make copies of said books, records and documents sold to Buyer during normal business hours and upon reasonable notice for purposes related to their affairs.

Section 5.3 Further Assurances.

Sellers, Buyer, Shareholders and the Seller Representative each hereby covenant and agree with the other that at any time and from time to time they will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

Section 5.4 Fees and Expenses; Prorations.

Sellers and Buyer shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, and their consummation of the transactions contemplated hereby and thereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants.

All prorations and adjustments to be made as of the Closing Date and all determinations of what assets are to be transferred or excluded (other than the Inventory balances) shall be determined as of 12:01 a.m. on the Closing Date.  Rebates shall be prorated between the parties based on the Closing Date and number of days in the respective rebate period.  Upon receipt of a rebate either prior or subsequent to the Closing Date, the receiving party shall account to the other party and promptly remit the amount due to the other party.  Taxes (including ad valorem taxes) and assessments assessed against or with respect to the Purchased Assets, and other items of income or expense shall be prorated as of 12:01 a.m. on the Closing Date.  All accounts payable of the Business, excluding accounts payable with respect to Inventory, which accrue on or prior to the Closing Date shall be paid by Sellers.  All accounts payable of the Business which accrue after the Closing Date shall be paid by the Buyer.  All accounts payable for Inventory delivered prior to the Closing Date shall be paid by Sellers.  All accounts payable for Inventory delivered at or after the Closing Date shall be paid by Buyer.  Any utility deposits paid by Sellers shall be paid for by Buyer and then assigned by Sellers to Buyer.  To the extent not otherwise accounted for or prorated under this Agreement, Buyer and Sellers shall pro-rate (as of the Closing Date), to the extent applicable to the Purchased Assets, all real estate and personal property lease payments and utility charges based on the portion of the billing period the Purchased Assets are owned by such party.  Such pro-ration calculation and payments shall take place on the Initial True Up Date (or to the extent necessary, on a Subsequent True Up Date) pursuant to Section 1.10, with the parties to exchange information and work in good faith to determine the appropriate pro rata amounts owed by either party and make any adjusting payments that may be due as a result of such pro rations.  Further, if any other taxes, assessments, expenses and charges cannot be determined on the Closing Date, the proration shall be based on the latest available information, with an ultimate adjustment to be made promptly when actual amounts are available.  Any payment due to pursuant to this Section 5.4 shall be referred to as a “Pro Ration Payment”.

Section 5.5 Trade Secrets; Confidential Information

(a) General.  Each party hereto recognizes and acknowledges that they have had access to certain highly sensitive, special, unique information relating to the operations of the other party hereto that is confidential or proprietary.  Each party hereto hereby covenants and agrees that they will not use or disclose of any Confidential Information (hereinafter defined) or trade secrets except to their authorized representatives or except as required by law, regulation or any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of such party hereto, have entered the public domain.

(b) Confidential Information.  For purposes of this Agreement, “Confidential Information” means:  (i) any data or information with respect to the business conducted or services provided by any Seller at any of the Stores on the Closing Date that is not generally known by the public and (ii) the existence of the terms of this Agreement.  To the extent consistent with the foregoing definition, Confidential Information includes without limitation:  (x) reports, training manuals, collection procedures, and financing methods of any of the Sellers, (y) customer lists, and (z) the business plans and financial statements, reports and projections of the businesses conducted by any of the Sellers at any of the Stores.

Section 5.6 Exclusivity.

From the date hereof through the Closing, or a sooner date if this Agreement is terminated in accordance with this Agreement, each of the Sellers and Shareholders agree that he/it will not, and will cause each Seller’s officers, directors, agents or representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any person or entity (other than Buyer and its Affiliates and representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the ordinary course of business) of any of the Sellers or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving any of the Sellers (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal.  If any person or entity makes an Acquisition Proposal, Sellers and the Shareholders will promptly notify the Buyer of such Acquisition Proposal and all related details.

Section 5.7 Mail.

Sellers hereby irrevocably authorize Buyer after the Closing to receive and open all mail and other communications received by Buyer and addressed or directed to Sellers and, to the extent relating to the Purchased Assets or the Assumed Obligations, to act with respect to such communications in such manner as Buyer may elect.  If any such communication does not relate to the Purchased Assets or the Assumed Obligations, Buyer will promptly forward such communication to Sellers.  Sellers will, and Shareholders will cause Sellers to, promptly open and deliver to Buyer the original of any mail or other communication received by Sellers after the Closing that relates to the Purchased Assets or the Assumed Obligations.  Sellers hereby irrevocably authorize Buyer after the Closing to endorse, without recourse, the name of Sellers on any check or any other evidence of indebtedness received by Buyer on account of any of the Purchased Assets.

Section 5.8 Access.

Prior to Closing, Sellers will provide Buyer and its representatives with reasonable access to the Purchased Assets, and all books and records of Sellers relating thereto, and shall furnish Buyer and its representatives copies of all such books, records, Contracts, Third Party Leases and other documents relating to the Purchased Assets as Buyer may reasonably request, for purposes of Buyer conducting its due diligence review of the Purchased Assets and business of Sellers, and Sellers shall update such due diligence materials as applicable.  At least seven (7) days prior to the Closing Date, upon prior notice from Buyer, Sellers will provide Buyer and its representatives with reasonable access to the Stores when the Stores are closed for business for purposes of Buyer installing and testing Buyer’s point-of-sale (“POS”) computers and other back office systems at the Stores; provided, that all such work shall be performed at Buyer’s sole expense, and if for any reason, the Closing does not occur, Buyer shall promptly remove such systems and if the systems of Sellers are displaced by such work, restore the systems of Sellers to the condition such systems existed prior to such work, all at Buyer’s sole expense.  Buyer and its representatives shall, during any access provided under this Section 5.8, maintain the confidentiality of the transaction contemplated by this Agreement and the existence of this Agreement with regard to any of Sellers’ customers, suppliers, and employees.

Section 5.9 Restrictive Covenants
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(a) Sellers and the Shareholders each covenant and agree that for a period of five years following the Closing Date (the “Restricted Period”), Sellers and the Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, act as an employee, agent, partner, equity holder, member, investor, director, consultant or in any other capacity assist other Persons to engage in any Competitive Business within the State of New York or New Jersey (provided, however, that beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not be deemed a violation of this Section).  “Competitive Business” means the operation of health food stores and related retail operations that sell health food-related products (including natural/organic grocery, vitamins and supplements).

(b) Sellers and the Shareholders each covenant and agree that during the Restricted Period, Sellers and the Shareholders shall not, and shall not permit any of their respective Affiliates to, whether on behalf of any other Person or its own behalf, directly or indirectly: (i) solicit, encourage, cause or attempt to cause a customer or vendor of any Seller during the six (6) month period immediately prior to the Closing (each, a “Business Party”) not to do business with or to reduce any part of its business with the Buyer or its Affiliates; (ii) market, sell or provide any Business Party any services or products competitive with, substantially similar to, or that could be used as a replacement for the types of services and products offered by any Seller immediately prior to Closing; (iii) solicit, encourage, cause or attempt to cause any Person that supplied goods or services to any Seller not to do business with or to reduce any part of its business with the Buyer or its Affiliates; or (iv) inflict harm upon the professional or personal reputation of the Buyer or any of its Affiliates or make any public statement that disparages the Buyer or any of its Affiliates, including any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of such Person.

(c) Sellers and the Shareholders further covenant and agree that during the Restricted Period, each shall not, and shall not permit any of their respective Affiliates to, whether on behalf of any other Person or its own behalf, directly or indirectly: (i) hire or engage or attempt to hire or engage for employment or as an independent contractor any Person who during the prior six (6) months was employed or engaged by Buyer (each, a “Restricted Employee”); (ii) solicit or encourage any Restricted Employee to terminate his or her employment or independent contractor relationship with the Buyer or its Affiliates; or (iii) in any way interfere with the Buyer’s and its Affiliates’ business relationships related to its business, including such relationships with its employees, consultants, agents, financing sources or investors.

(d) Sellers and the Shareholders each have carefully read and considered the provisions of this Section 5.9 and, having done so, agree that the restrictions set forth herein are fair and reasonable given the terms and conditions of this Agreement, the nature of each Seller's and each of their Affiliates’ business, the area in which each Seller and each of their Affiliates market their products and services, and the consideration being provided pursuant to this Agreement.  In addition, Sellers and the Shareholders each specifically agree that the length, scope and definitions used in the covenant not to compete and other restrictions set forth in this Section 5.9 are fair and reasonable.  Sellers and the Shareholders each further agree that the restrictions set forth in this Section 5.9 are reasonably required for the protection of the legitimate business interests of the Buyer and its Affiliates.  Furthermore, the Shareholders acknowledge and agrees that because the Shareholders’ abilities and skills are readily useable in a variety of capacities in most geographic areas, the foregoing restrictions do not unreasonably restrict the Shareholders with respect to seeking employment elsewhere in noncompetitive ventures.  Thus, Sellers and the Shareholders each agree not to contest the general validity or enforceability of this Section 5.9 before any court, arbitration panel or other governmental body.

(e) Sellers and the Shareholders each acknowledge and agree that its breach of any of the covenants in this Section 5.9 during the Restricted Period shall result in irreparable damage and continuing injury to the Buyer.  Therefore, in the event of any breach or threatened breach of such covenants during the Restricted Period, Sellers and the Shareholders each agree that the Buyer and its Affiliates shall be entitled to seek an injunction from any court of competent jurisdiction enjoining such Person from committing any violation or threatened violation of those covenants.  All remedies available to the Buyer and its Affiliates by reason of a breach by any of the Sellers or the Shareholders of the provisions of this Agreement are cumulative, none is exclusive and all remedies may be exercised concurrently or consecutively at the option of the Buyer and its Affiliates.  In the event of litigation involving this Section 5.9, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal.

(f) Each of Sellers and Shareholders acknowledge and agree that the provisions of this Section 5.9 shall inure to the benefit of, may be assigned to, and may be enforced by, Buyer’s successors and assigns.

Section 5.10 Tax Matters
.
(a) Transfer Taxes.  Buyer, on the one hand, and Sellers, on the other hand, shall each pay 50% of all transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees incurred as a result of the transactions contemplated by this Agreement (“Transfer Taxes”).  The party required by applicable Law shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.  Buyer, on the one hand, and the Seller Representative, on the other hand, as the case may be, shall use their commercially reasonable efforts to make such Tax Returns available for review by Buyer or the Seller Representative, as applicable, sufficiently in advance of the due date for the filing of such Tax Returns to provide Buyer or the Seller Representative, as applicable, with a meaningful opportunity to analyze and comment on such Tax Returns before filing.  The Party filing such Tax Returns shall make such changes and revisions to the Tax Returns as are reasonably requested by Buyer or the Seller Representative, as applicable, subject to the consent of the party filing the returns, which consent shall not be unreasonably withheld or delayed.  If a demand for the payment of sales and use tax owing to or to be collected by the State of New York with respect to the transfer of the Purchased Assets from Sellers to Buyer is made pursuant to the instruction of the NYS Tax Department as set forth in a response to the NY Bulk Sales Notice (as defined in Section 5.10(b) hereof) received prior to the Closing Date, the amount of sales and use tax so demanded shall be paid directly to the NYS Tax Department at Closing.

(b) Bulk Sales Laws.  Sellers and Buyer acknowledge and agree that the provisions of any “successor liability”, “bulk sales”, “bulk transfers” or similar Laws pertaining to the transactions contemplated by this Agreement, including, but not limited to, the New York Bulk Sale Laws (including, but not limited to, N.Y. Tax Law § 1141(c)) and the New Jersey Bulk Sale Laws (including, but not limited to, N.J.S.A. §§ 54:32B-22(c) and N.J.S.A. 54:50-38), are not being complied with by either Sellers or Buyer.  Notwithstanding the foregoing, Sellers and Buyer acknowledge and agree that the notifications required to be filed pursuant to the New York Bulk Sale Laws and the New Jersey Bulk Sale Laws will be filed beyond the due date therefore as set forth below, and further, acknowledge and understand that a response to such notifications by the applicable taxing authority may not be received due to such late filing.  On or before the Closing Date, Buyer shall (i) submit via registered mail a Notification of Sale, Transfer or Assignment in Bulk, Form AU-196.10 (the “NY Bulk Sales Notice”), to the New York State Department of Taxation and Finance (“NYS Tax Department”) and (ii) submit via overnight mail to the New Jersey Division of Taxation (“NJ Tax Division”) a Notification of Sale, Transfer, or Assignment in Bulk, Form C-9600 (“NJ Bulk Sales Notice”), together with a copy of this Agreement and any Asset Transfer Tax Declarations properly completed and provided to Buyer by each of Sellers.  Notwithstanding anything to the contrary contained in this Agreement (e.g. confidentiality restrictions), both Sellers and Buyer authorize and consent to the disclosure of this Agreement in connection with the NJ Bulk Sales Notice (or such other forms as may be required).  If this Agreement is terminated for any reason whatsoever after the NY Bulk Sales Notice and/or NJ Bulk Sales Notice have been submitted by Buyer, then Buyer shall send a written notice to each of the NYS Tax Department and NJ Tax Division within five (5) business days after such termination notifying each of them that this Agreement has been terminated and that the sale contemplated hereby will not close.

(i)
Sellers shall cooperate with Buyer by supplying at least ten (10)  days prior to the Closing Date any information necessary in order for Buyer to file the NY Bulk Sales Notice and NJ Bulk Sales Notice.  The parties agree that should the NYS Tax Department respond to the NY Bulk Sales Notice and/or the NJ Tax Division respond the NY Bulk Sales Notice and require that Buyer withhold an amount at Closing from the Purchase Price in escrow for potential Tax liabilities of Sellers (the “Bulk Sales Escrow Amount”), they will comply with such requirement and an escrow agent chosen by Buyer (the “Bulk Sales Escrow Agent”) shall hold such funds in escrow pursuant to a Bulk Sales Escrow Agreement (the “Bulk Sales Escrow Agreement”); provided however, that if any such response shall be received subsequent to the Closing Date, then Sellers shall be responsible for funding in full the required Bulk Sales Escrow Amount.  If each of the NYS Tax Department and NJ Tax Division require a Bulk Sales Escrow Amount, the Bulk Sales Escrow Agent shall hold the amount required by the NYS Tax Department (the “NY Bulk Sales Escrow Amount”) and the amount required by the NJ Tax Division (the “NJ Bulk Sales Escrow Amount”) in separate escrow accounts.

(ii)
In the event that any Taxes are owed to New York State, said Taxes owed are to be paid promptly from the NY Bulk Sales Escrow Amount and the balance, if any, shall be paid by Sellers, who shall retain the obligation to make full payment of all amounts due and owing with respect to any Taxes owed by Sellers to New York State.  The escrow account established to hold the NY Bulk Sales Escrow Amount shall terminate immediately upon receipt of a written confirmation from the NYS Tax Department that the escrow requirements required by the NYS Tax Department have been satisfied, that the NYS Tax Department authorizes Buyer to release the remaining NY Bulk Sales Escrow Amount to Sellers, and that Buyer shall not be held liable for any unpaid Taxes owed by Sellers.

(iii)
In the event that any Taxes are owed to New Jersey, said Taxes owed are to be paid promptly from the NJ Bulk Sales Escrow Amount and the balance, if any, shall be paid by Sellers, who shall retain the obligation to make full payment of all amounts due and owing with respect to any Taxes owed by Sellers to New Jersey.  The escrow account established to hold the NJ Bulk Sales Escrow Amount shall terminate immediately upon receipt of a written confirmation from the NJ Tax Division that the escrow requirements required by the NJ Tax Division have been satisfied, that the NJ Tax Division authorizes Buyer to release the remaining NJ Bulk Sales Escrow Amount to Sellers, and that Buyer shall not be held liable for any unpaid Taxes owed by Sellers.

(iv)
Sellers agree to indemnify, defend and hold Buyer harmless without limitation from and against any and all Losses asserted against, imposed upon or incurred by Buyer, directly or indirectly, arising out of or relating to any Tax clearance or bulk sales Laws pertaining to the transactions contemplated by this Agreement, including but not limited to the New York Bulk Sale Laws and New Jersey Bulk Sale Laws.  The indemnification contained in this Section 5.10 shall survive Closing.

(c) Proration.  Ad valorem, property and similar Taxes (but not including income Taxes) and rent, in each case, attributable to the Purchased Assets shall be prorated, as of the Closing, with Sellers paying a fraction thereof based upon the number of days elapsed in the applicable fiscal period prior to the Closing Date and Buyer paying a fraction thereof based upon the number of days elapsed in the applicable fiscal period on and after the Closing Date.

Section 5.11 Name Change.

Promptly following Closing, each of the Sellers shall, as mutually approved by the Seller Representative and Buyer, either (i) pursuant to filing with the Secretary of State in the state of formation of such Seller change its legal name such that it shall no longer include the words “Dean’s”, “Natural Food” or any variant, extension, abbreviation, derivative or facsimile thereof for any purpose whatsoever, including without limitation the operation or name of any entity or business, and shall execute, deliver and make any governmental filings effectuating such changes with the applicable governmental entities in the State of formation of such Seller, or (ii) file with the Secretary of State in the state of formation of such Seller to dissolve such Seller entity.

Section 5.12 Right of First Refusal.

If, at any time in the three (3) year period following the Closing Date, Buyer receives a bona fide offer (“Third Party Offer”) for the sale of any of the Stores, then, prior to Buyer accepting such Third Party Offer, Buyer shall first notify Sellers and offer Sellers the right to purchase such Store or Stores on the same terms and conditions as the Third Party Offer.  The terms of this Section 5.12 will not apply to any Third Party Offer that has, as determined in good faith by Buyer, in its reasonable discretion, a strategic purpose associated with the consummation of such Third Party Offer.

ARTICLE 6

CONDITIONS TO CLOSING; TERMINATION

Section 6.1 Conditions to Buyer’s Obligations.

The obligations of Buyer to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Buyer may, in its absolute discretion, waive in writing any one or more thereof in whole or in part:

(a) Bringdown.  The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects on the Closing Date; all terms, covenants and conditions to be complied with and performed by Sellers under the Agreement on or before the Closing Date shall have been duly complied with and duly performed.

(b) Closing Documents.  Sellers shall have delivered to Buyer the following documents and all other instruments of transfer (which shall be in form reasonably satisfactory to Buyer) as are reasonably necessary to convey to Buyer all of the Purchased Assets in accordance with the terms hereof:

(i)
A Bill of Sale in the form of Exhibit B, an Assignment and Assumption Agreement in the form of Exhibit C, pursuant to which the Purchased Assets, including the Contracts and Third Party Leases under which Seller is a lessee, shall be conveyed and assigned to Buyer and Buyer will assume the Assumed Obligations;

(ii)	An Assignment of Intellectual Property, in the form of Exhibit C, pursuant to which certain of the Marks and Names shall be conveyed to Buyer;
(iii)	Releases of any Encumbrances on the Purchased Assets, including any resulting from the SBA Loan; and
(iv)	The lease assignments for the leases related to the use and rental of the Leased Property.
(c) Consents.  The consents described in Schedule 2.4 hereto shall have been obtained in form reasonably satisfactory to Buyer.

(d) No Adverse Proceedings.  No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers, directors, managers or members of any of them, or any of the Purchased Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

(e) Corporate Approvals.  Sellers shall have delivered to Buyer copies of resolutions of the Directors and shareholders and members and managers, as applicable, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which shall be duly certified by the corporate secretary or a manager, as applicable, of Sellers.  Sellers shall also have delivered to Buyer a certificate of good standing for Sellers.

Section 6.2 Conditions to Sellers’ Obligations.

The obligations of Sellers to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Sellers may, in their absolute discretion, waive in writing any one or more thereof in whole or in part:

(a) Bringdown.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Closing Date; all terms, covenants and conditions to be complied with and performed by Buyer under the Agreement on or before the Closing Date shall have been duly complied with and duly performed.

(b) Payment of Purchase Price.  Buyer shall have paid the Purchase Price in the manner provided in Section 1.4 hereof.

(c) Closing Documents.  Buyer shall have delivered to Sellers the following documents

(i)	the Buyer’s Note, Security Agreement, and Guaranty, duly executed by Buyer and Parent, as to Guaranty; and
(ii)	counterpart copies of the applicable closing documents identified in Section 6.1(b).
(d) No Adverse Proceedings.  No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers, directors, managers or members of any of them, or any of the Purchased Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

Section 6.3 Termination.

This Agreement may, by written notice given to Sellers or Buyer, as applicable, prior to the Closing, be terminated:

(a) by (i) Buyer if any representation or warranty made by Sellers or any Shareholders is inaccurate in any material respect or Sellers or any Shareholder has breached any covenant or agreement in this Agreement in any material respect or (ii) Sellers, if any representation or warranty made by Buyer is inaccurate in any material respect or Buyer has breached any covenant or agreement in this Agreement in any material respect;

(b) by (i) Buyer, if any condition in Section 6.1 has not been satisfied or waived in writing by Buyer or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Buyer to comply with its obligations under this Agreement) or (ii) Sellers, if any condition in Section 6.2 has not been satisfied or waived in writing by Sellers or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of any Seller or any Shareholder to comply with such party’s obligations under this Agreement);

(c) by mutual consent of Buyer and Seller; or

(d) automatically without any notice if the Closing has not occurred by October 31, 2022.

ARTICLE 7

INDEMNIFICATION AND ENFORCEMENT

Section 7.1 Indemnification by Seller and Shareholders.

From and after the Closing Date, Sellers and Shareholders, jointly and severally, covenant and agree to and shall defend and indemnify Buyer and its officers, directors, shareholders, agents and affiliates and shall hold them harmless against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

(a) Pre-Closing Liabilities.  The Purchased Assets or the business conducted with respect thereto, provided that such Loss arises out of, results from, is based on, or relates or is incident to an event, action or omission that occurred prior to the Closing Date.

(b) Misrepresentation or Breach of Warranty.  Any inaccuracy in or breach of any of Sellers’ or Shareholders’ representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Buyer.

(c) Breach of Covenant or Agreement.  Any breach or nonfulfillment by any Sellers or Shareholders of any of their covenants, agreements or other obligations set forth in this Agreement or any of the documents and instruments executed in connection herewith.

(d) Excluded Obligations and Liabilities.  Any failure by Sellers to pay any Excluded Obligation and Liabilities.

(e) Successor Liability.  Any failure to comply with “successor liability,” “bulk sales,” “bulk transfers” or similar Laws or fraudulent transfer Laws.

Section 7.2 Indemnification by Buyer.

From and after the Closing Date, Buyer covenants and agrees to and shall defend and indemnify Sellers and its officers, directors, shareholders, managers, members, agents and affiliates, including Shareholders, and shall hold them harmless against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any of the following:

(a) Misrepresentation or Breach of Warranty.  Any inaccuracy in or breach of any of Buyer’s representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Sellers or Shareholders.

(b) Breach of Covenant or Agreement.  Any breach or nonfulfillment by Buyer of any of its covenants, agreements or other obligations set forth in this Agreement or in any of the documents and instruments executed in connection herewith.

(c) Assumed Obligations.  Any failure by Buyer to pay any Assumed Obligation.

Section 7.3 Indemnity Claims

(a) Notice of Claim.  If any matter shall arise which constitutes or may give rise to a Loss subject to indemnification by either party as provided in this Agreement (an “Indemnity Claim”), the party seeking to be indemnified shall give prompt written notice (a “Notice of Claim”) of such Indemnity Claim to the indemnifying party, setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and the amount of indemnity sought from the indemnifying party with respect thereto, and shall give the indemnifying party continuing notice promptly thereafter as to developments coming to the indemnified party’s attention materially affecting any matter relating to such Indemnity Claim.

(b) Third Party Claims.  If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against the party seeking to be indemnified or the Purchased Assets (a “Third Party Claim”), then the party seeking to be indemnified, at the time it gives the other party the Notice of Claim with respect to such Third Party Claim, shall:

(i)
Offer to the indemnifying party the option to have the indemnifying party assume the defense of such Third Party Claim, which option shall be exercised by the indemnifying party (if the indemnifying party elects to exercise) by written notice to the party seeking to be indemnified within fifteen (15) days after the indemnifying party receives written notice of the Third Party Claim.  If the indemnifying party exercises such option, then the indemnifying party shall, at its own expense, assume the defense of such Third Party Claim, shall upon the final determination thereof fully discharge at its own expense all liability of the party seeking to be indemnified with respect to such Third Party Claim, and shall be entitled, in its sole discretion and at its sole expense but without any liability of the indemnified party therefore, to compromise or settle such Third Party Claim upon terms acceptable to the indemnifying party.  From the time the indemnifying party so assumes such defense and while such defense is pursued diligently and in good faith, the indemnifying party shall have no further liability for attorneys’ fees or other costs of defense thereafter incurred by the indemnified party in connection with such Third Party Claim; or

(ii)
In the event the indemnifying party does not undertake the defense of such Third Party Claim, the party seeking to be indemnified shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit the indemnifying party (at the indemnifying party’s sole expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without the indemnifying party’s consent, such consent not to be unreasonably withheld or delayed.

(iii)
The provisions of this Section 7.3 of this Agreement shall not be enforced or construed so as to invalidate or impair the protection afforded by any insurance policy maintained by either Buyer or Sellers.

(c) Materiality.  For purposes of this Article 7, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.4 Survival.

The representations and warranties and covenants of Shareholders, Sellers and Buyer made in this Agreement and in all the documents and instruments executed in connection herewith shall survive the Closing.  Any claim for indemnification hereunder may be made at any time until the later of the second (2nd) anniversary of the Closing Date or the date 90 days after the expiration of the applicable statute or period of limitations; provided, however, any claim for indemnification for a breach of Sections 2.1, 2.2, 2.3, 2.7, 2.9, 2.12, 2.13, 2.17, 2.23, 3.1, 3.2, or 3.4 shall survive until the later of the sixth (6th) anniversary of the Closing Date or the date 90 days after the expiration of the applicable statute or period of limitations.

Section 7.5 Continued Liability for Indemnity Claims.

The liability of any party hereunder with respect to Indemnity Claims shall continue for the Restricted Period and, with respect to any such Indemnity Claims duly and timely made, thereafter until the indemnifying party’s liability therefore is finally determined and satisfied.  If any Seller shall liquidate or dissolve at any time when any liability of any Seller with respect to Indemnity Claims may thereafter arise or be determined, then at the time of such liquidation or dissolution, such Seller’s shareholders, or other distributees of such Seller’s assets after the Closing, including any liquidating trust established by them, shall assume such Seller’s liability with respect to Indemnity Claims to the extent of the value of all such assets distributed to them in such liquidation, and unless such shareholders or distributees expressly or by operation of law assume such liabilities, then such Seller’s liabilities and obligations to Buyer shall not be deemed to have been paid, discharged or provided for, and such distribution shall be void as against Buyer to the extent of such liabilities.

Section 7.6 Default by Buyer.

If Buyer shall be deemed to be in material default hereunder prior to Closing, Sellers shall have the right to terminate this Agreement, and Buyer shall pay Sellers for Sellers’ damages incurred as a result of Buyer’s default; provided, that Sellers shall not be entitled to make any claim for incidental, consequential, punitive or other indirect damages and Sellers waives any and all right to make a claim or recover for such damages.  Buyer shall be deemed to be in material default hereunder if Buyer shall fail to meet, comply with or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner set forth in this Agreement, if any representation or warranty made by Buyer herein shall be untrue or incorrect in a material respect, as of the effective date of such representation or warranty or if any condition to Closing set forth in Section 6.2(a), (b), or (c) is not satisfied.

Section 7.7 Default by Seller.

If Sellers shall be deemed to be in material default hereunder prior to Closing, Buyer shall have the right to either (i) terminate this Agreement, and Sellers shall pay Buyer for Buyer’s damages incurred as a result of Seller’s default; provided, that Buyer shall not be entitled to make any claim for incidental, consequential, punitive or other indirect damages and Buyer waives any and all right to make a claim or recover for such damages, or (ii) seek and have specific performance of this Agreement.  Sellers shall be deemed to be in material default hereunder if Sellers shall fail, to meet, comply with or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner set forth in this Agreement, or if any representation or warranty made by Sellers herein shall be untrue or incorrect in a material respect, as of the effective date of such representation or warranty or if any condition to Closing set forth in Sections 6.1(a), (b), (d), or (e) is not satisfied.

ARTICLE 8

SELLER REPRESENTATIVE

Section 8.1 Seller Representative

(a) Each Seller Party hereby authorizes, directs and appoints Shine Paul as the Seller Representative to act as its sole and exclusive agent, attorney-in-fact and representative, with full power of substitution regarding any matter relating to or arising after the date hereof under this Agreement, including determining, giving and receiving notices and processes hereunder, entering into any contracts and delivering any documents required and contesting and settling any and all claims or disputes under Sections 1.3(c), 1.5 and for indemnification under Article 7 hereof, resolving any other disputes hereunder, performing the duties assigned to the Seller Representative hereunder, making, executing, acknowledging and delivering all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, doing any and all things and taking any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, and all other Transaction Documents and to engage and employ agents and representatives and to incur such other expenses as the Seller Representative shall reasonably deem necessary or prudent in connection with the foregoing.  The Seller Representative shall have the sole and exclusive right on behalf of any Seller Party to take any action or provide any waiver or receive any notice, in each case with respect to any claims or disputes under Sections 1.3(c), 1.5 and for indemnification under Article 7 and to settle any claim or controversy arising with respect thereto.  Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Seller Representative, shall be absolutely and irrevocably binding on each Seller Party as if such Seller Party had taken such action, exercised such right, power or authority or made such decision or determination in such Seller Party’s individual capacity, and no Seller Party shall have the right to object, dissent, protest or otherwise contest the same.  Except to the extent this Agreement obligates any Seller Party to take action following the Closing, any action required to be taken by the Seller Parties hereunder after the date of this Agreement or any action which the Seller Parties, at their election, have the right to take hereunder after the date of this Agreement, shall be taken only by the Seller Representative and no Seller Party acting on such Seller Party’s own shall be entitled to take any such action.

(b) The appointment of the Seller Representative as each Seller Party’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Seller Party with regard to this Agreement.  The appointment of the Seller Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.  The obligations of each Seller Party pursuant to this Agreement (i) will not be terminated by operation of Law, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Seller Party or any Proceeding in connection therewith, or any other event, and (ii) shall survive the delivery of an assignment by any Seller Party of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c) The Seller Representative hereby accepts the foregoing appointment and agrees to serve as the Seller Representative, subject to the provisions hereof, from and after the date hereof.

(d) Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Seller Representative in accordance with the terms of this Agreement in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.  Buyer is entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby in accordance with the terms of this Agreement.  Any action taken or not taken or decisions, communications or writings made, given or executed by the Seller Representative, for or on behalf of any Seller Party, in accordance with the terms of this Agreement shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller Party as provided in this Agreement.  Any notice or communication delivered by Buyer to the Seller Representative pursuant to the terms of this Agreement shall be deemed to have been delivered to all Seller Parties.  Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller Party in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby unless the same is made, given or executed by the Seller Representative.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative (in its capacity as Seller Representative only, and not in its capacity as a Seller Party) shall have no Liabilities, duties or responsibilities except those expressly set forth herein and in the other Transaction Documents, and no implied covenants, functions, responsibilities, duties, obligations or Liabilities on behalf of any Seller Party shall otherwise exist against the Seller Representative.  The Seller Representative will not be liable to any Seller Party with respect to actions taken or omitted to be taken in its capacity as the Seller Representative under this Agreement (except in the case of bad faith, willful misconduct or fraud by the Seller Representative).

(f) The Seller Representative may resign at any time by giving written notice of resignation to Buyer and the Seller Parties, with such resignation to be effective upon the selection of its successor.  Upon the acceptance of any appointment as Seller Representative by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Seller Representative, and the resigning Seller Representative shall be discharged from its duties and obligations as Seller Representative under this Agreement.  Any successor Seller Representative shall by means of execution of a counterpart hereof be bound by the terms of this Agreement applicable to the Seller Representative.  If there is not a Person serving in the position of Seller Representative, for any reason, and the Seller Parties do not appoint at least one person to serve as Seller Representative within five (5) Business Days of such vacancy, Buyer shall have the right to appoint Jimmy C. Mathews as Seller Representative.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Merger Clause.

This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.2 Amendments.

No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by the parties hereto by their duly authorized officers, members or managers.

Section 9.3 Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  Seller may not assign its rights or delegate its duties hereunder without the prior written consent of Buyer.  Buyer may not assign its rights or delegate its duties hereunder without the prior written consent of Seller, except that Buyer may assign its rights and delegate its duties hereunder to an affiliate of Buyer or to a purchaser of all or substantially all of the Purchased Assets without Seller’s prior written consent.

Section 9.4 Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

As to Seller and Shareholders:	Baroda Group LLC 2106 E State Highway 114, Ste 303
Southlake, Texas 76092
Attn.: Jimmy Mathews
Email:jim@miradacapitalgroup.com
with a copy to:	Patel Law Group 1125 Executive Circle, Suite 200
Irving, TX 75038
Attn.: Chris Barsness
Email: cbarsness@patellegal.com

As to Buyer:	3800 N 28th Way Hollywood, FL 33020 Attn.: Christopher Santi Facsimile: (305) 600-5004 Email: csanti@hcmc1.com
with a copy to:	Cozen O’Connor 200 S. Biscayne Boulevard, 30th Floor Miami, FL 33131 Attn.: Martin T. Schrier Facsimile: (786) 220-0209 Email: mschrier@cozen.com

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

Section 9.5 Headings.

The headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 9.6 Governing Law.

This Agreement shall be construed under and in accordance with the internal laws of the State of New York and applicable federal law.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in Ulster County, New York for any actions, suites or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and agree not to commence any action, suit or proceedings relating thereto except in such courts.

Section 9.7 Schedules and Exhibits.

All of the Schedules and Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.  Although Buyer may have assisted in the preparation of draft Schedules to this Agreement, Seller and Shareholders have carefully reviewed, revised, and approved all such Schedules, and Seller and Shareholders covenant and agree not to assert (and knowingly waive) any (i) claims challenging the completeness or accuracy of such Schedules or (ii) defenses to the enforcement of claims brought by Buyer challenging the completeness or accuracy of such Schedules.

Section 9.8 Severability.

The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

Section 9.9 Time of Essence.

Time is of the essence of this Agreement.

Section 9.10 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.11 Interpretation.

The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  The word “including” in this Agreement means “including without limitation.”  This Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be business days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed under seal as of the day and year first above written.
SELLERS:

DEAN’S NATURAL FOOD MARKET OF SHREWSBURY, INC., a New Jersey corporation

By:
Name: Shine K. Paul
Title: Chief Executive Officer

GREEN’S NATURAL FOODS, INC., a Delaware corporation

By:
Name: Shine K. Paul
Title: Chief Executive Officer

DEAN’S NATURAL FOOD MARKET OF CHESTER, LLC, a New Jersey limited liability company

By: Red Oak Equity Partners, LLC, a Texas limited liability company, its Sole Member
By: Starmark Consulting, LLC, a Texas limited liability company, its Manager

By:
Name: Shine K. Paul
Title: Manager

DEAN’S NATURAL FOOD MARKET OF BASKING RIDGE, LLC, a New Jersey limited liability company

By: Red Oak Equity Partners, LLC, a Texas limited liability company, its Sole Member
By: Starmak Consulting, LLC, a Texas limited liability company, its Manager

By:
Name: Shine K. Paul
Title: Manager

DEAN’S NATURAL FOOD MARKET, INC., a New Jersey corporation

By:
Name: Shine K. Paul
Title: Chief Executive Officer
 [signature page to Asset Purchase Agreement continued]

BUYER:

HEALTHY CHOICE MARKETS IV, LLC,
a Florida limited liability company

By:
Name: Christopher Santi
Title: President and Chief Operating Officer

[signature page to Asset Purchase Agreement continued]

SHAREHOLDERS:

STARMAK CONSULTING, LLC,
a Texas limited liability company

By:
Name: Shine K. Paul
Title: Manager

Jimmy C. Mathews, individually

RED OAK EQUITY PARTNERS, LLC,
a Texas limited liability company

By: Starmak Consulting, LLC, a Texas limited liability company, its Manager

By:
Name: Shine K. Paul
Title: Manager

HUDSON EQUITY PARTNERS, LLC,
a Texas limited liability company

By:
Name:
Title:

[signature page to Asset Purchase Agreement continued]

SELLER REPRESENTATIVE:

Shine Paul, as Seller Representative
[signature page to Asset Purchase Agreement continued]

LIST OF SCHEDULES
Schedule 1.1(a)(ii) Contracts
Schedule 1.1(a)(iii) Third Party Leases
Schedule 1.1(a)(iv) Marks and Names
Schedule 1.1(a)(vi) Permits
Schedule 1.1(a)(xi) Vehicles
Schedule 1.1(a)(xiv) Leased Property
Schedule 1.1(b)(iv) Excluded Assets
Schedule 1.3(b) Allocation of Purchase Price
Schedule 1.7 Assumed Obligations
Schedule 2.1 Organization and Qualification
Schedule 2.4 Required Consents
Schedule 2.5 Financial Statements
Schedule 2.6 Absence of Changes
Schedule 2.7 Permitted Encumbrances
Schedule 2.9 PPP Loan
Schedule 2.10 Litigation Matters
Schedule 2.11(b) Events Affecting Permits
Schedule 2.13 Employee Benefit Plans
Schedule 2.14(a) List of Employees
Schedule 2.15 List of Insurance Policies
Schedule 2.16 Material Contracts
Schedule 2.19 Suppliers
Schedule 2.20 Intellectual Property
Schedule 2.23 Brokers of Seller
Schedule 3.4 Brokers of Buyer

ANNEX I

DEFINED TERMS

The following terms have the meanings specified or referred to in this Annex I:
“Acquisition Proposal” has the meaning set forth in Section 5.6.
“Affiliates” means as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question and any successors or assigns of such Persons; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Arbitration Firm” means Whitley Penn or, if Whitley Penn is not available for such assignment or has a conflict of interest, such other nationally recognized independent certified public accounting firm upon which the Buyer and the Seller shall reasonably agree.
 “Assigned Contracts” has the meaning set forth in Section 1.7(a).
“Assumed Obligations” has the meaning set forth in Section 1.7(a).
“Balance Sheet” has the meaning set forth in Section 2.5.
“Balance Sheet Date” has the meaning set forth in Section 2.5.
“Benefit Plans” has the meaning set forth in Section 2.13.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 5.5(b).
“Contracts” has the meaning set forth in Section 1.1(a)(iv).
“Employment Claims” shall have the meaning set forth in Section 4.1(c).
“Encumbrance” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever
“Environmental Law” has the meaning set forth in Section 2.17(a).
“Equipment” has the meaning set forth in Section 1.1(a)(iii).
“Excluded Assets” has the meaning set forth in Section 1.1(b).
“Excluded Obligations and Liabilities” has the meaning set forth in Section 1.7(b).
“Financial Statements” has the meaning set forth in Section 2.5.
“Gift Card/Loyalty Rewards Balance” means an amount equal to the aggregate value of the Stores’ gift cards and loyalty program awards outstanding as of the Closing Date.
“Hazardous Materials” has the meaning set forth in Section 2.17(c).
“Improvements” has the meaning set forth in Section 1.1(a)(ii).
“Indemnity Claim” has the meaning set forth in Section 7.3(a).
“Intellectual Property” has the meaning set forth in Section 2.20.
“Interim Period” has the meaning set forth in Section 2.18(a).
“Inventory” has the meaning set forth in Section 1.1(a)(x).
“Inventory Team” has the meaning set forth in Section 1.3(b).
“Inventory Time” has the meaning set forth in Section 1.3(b)(i).
“Knowledge” means (a) actual knowledge or (b) the knowledge that would be expected of a reasonable person after reasonable investigation of the matter at issue.  Seller will be deemed to have knowledge of a matter if a Shareholder has knowledge of such matter.
“Law” has the meaning set forth in Section 2.11(a).
“Leased Property” has the meaning set forth in Section 1.1(a)(i).
“Loss” or “Losses” means losses, damages, claims, suits, liabilities, demands, lien, deficiencies, judgments, notices, orders, costs, Taxes, interest, penalties, fines or expense of whatever kind, including, but not limited to indirect, special and consequential loss or damages, foreseeable or unforeseeable damages, reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.
“Material Contract” means, with respect to the Seller, (i) each contract or agreement to which the Seller is a party involving aggregate annual consideration payable to or by the Seller of $20,000 or more (other than purchase orders in the ordinary course of the business of the Seller and other than contracts that by their terms may be terminated by the Seller in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, properties or liabilities of the Seller.
“Marks and Names” has the meaning set forth in Section 1.1(a)(vi).
“Material Suppliers” has the meaning set forth in Section 2.19.
“Notice of Claim” has the meaning set forth in Section 7.3(a).
“Other Intangible Purchased Assets” has the meaning set forth in Section 1.1(a)(xv).
“Paychex Onboarding Completion Date” means the Business Day immediately following the date that the Buyer receives notification from its Paychex that all of the documentation and onboarding requirements for the employees of the Seller have been completed to permit them to be Buyer employees.
“Permits” has the meaning set forth in Section 1.1(a)(viii).
“Permitted Encumbrances” has the meaning set forth in Section 2.7(a)-(e).
“Person” means an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).
“POS” has the meaning set forth in Section 5.8.
“Purchased Assets” has the meaning set forth in Section 1.1(a).
“Purchase Price” has the meaning set forth in Section 1.3(a).
“Purchased IP” has the meaning set forth in Section 2.20.
“Rebates” has the meaning set forth in Section 1.1(a)(xii).
“Records” has the meaning set forth in Section 1.1(a)(vii).
“Release” has the meaning set forth in Section 2.17(c).
“Revenue” shall mean gross revenue, whether by cash or credit, derived directly or indirectly from the operations of the Stores, as finally determined on an accrual basis in accordance with GAAP. consistently applied; provided, however, that the calculation of gross Revenue shall (1) be reduced by any refunds, rebates, discounts, credits (including the balance of gift cards sold prior to the Closing Date used to make any Store purchase during the Earnout Period) and (2) not include insurance proceeds (other than proceeds from business interruption or other loss of income insurance).
“SBA Loan” means that certain small business administration loan between the Sellers and the SBA, as reflected on the Sellers’ Balance Sheet.
“Seller Party” means, collectively, Sellers and Shareholders.
“Seller Representative” has the meaning set forth in the preamble to this Agreement.
“Sellers” has the meaning set forth in the preamble to this Agreement.
“Shareholders” has the meaning set forth in the preamble to this Agreement.
“Store(s)” has the meaning set forth in the Background to this Agreement.
“Supplies” has the meaning set forth in Section 1.1(a)(xi).
“Tax” or “Taxes” means (a) all taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, escheat or unclaimed property (whether or not treated as a tax under applicable Law), license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, estimated, entertainment, amusement, healthcare (whether or not treated as a tax under applicable Law), or other taxes, customs duties, fees (including accounting, financial advisor and legal fees directly associated therewith), assessments or charges of any kind whatsoever (whether paid directly or by withholding), together with any interest and any penalties, additions to tax, charges duties or additional amounts, imposed by any governmental authority and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (i) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another person or a member (or ceasing to be a member) of an affiliated or combined group (or being included (or required to be included) in any Tax Return thereto), (ii) being (or ceasing to be) a member of an affiliated, consolidated, unitary or combined group or (iii) a contractual obligation or otherwise.
“Tax Return” means any report, return, declaration, statement or other information, in whatever form or medium, required to be supplied to a governmental authority in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.
“Third Party Claim” has the meaning set forth in Section 7.3(b).
“Third Party Leases” has the meaning set forth in Section 1.1(a)(iii).
“Transaction Documents” has the meaning set forth in Section 2.2.
“Treasury Regulations” means the regulations promulgated under the Code, including any temporary regulations.

EXHIBIT A
Form of Buyer’s Note, Security Agreement, and Parent Guaranty

A-10

EXHIBIT B
Form of Bill of Sale

B-11

EXHIBIT C
Assignment and Assumption Agreement

C-12

EXHIBIT D
Form of Assignment of Intellectual Property
D-13

EXHIBIT F
Form of Press Release

F-14